Exhibit 10.1

Execution Version

FACILITy AGREEMENT

DATEd 18 February 2022

between

among others

Ulanqab Lamb Weston Food Co., Ltd.,

as Borrower

And

HSBC Bank (China) Company Limited,

Citibank (China) Co., Ltd., Shanghai Branch

Coöperatieve Rabobank U.A., Shanghai Branch

as Mandated Lead Arrangers

HSBC Bank (China) Company Limited

as Coordinator

HSBC Bank (China) Company Limited, Shanghai Branch

as Facility Agent

The banks and financial institutions listed in Schedule 1

as Original Lenders

JunHe LLP

26/F HKRI Centre One, HKRI Taikoo Hui

Shanghai

CONTENTS

1.	Definitions and Interpretation	1
2.	The Facility	10
3.	Loan Purpose	11
4.	Conditions Precedent of Utilisation	12
5.	Utilisation	13
6.	REPAYMENT	15
7.	PREPAYMENT AND CANCELLATION	17
8.	Interest	21
9.	Default Interest	22
10.	Changes to the Calculation of Interest	23
11.	Fees	24
12.	Tax Gross-up and Indemnities	25
13.	Increased Costs	28
14.	Other indemnities	29
15.	Mitigation by the Lenders	31
16.	Costs and Expenses	31
17.	Representations	32
18.	Information Undertakings	37
19.	Financial Covenants	40
20.	General Undertakings	40
21.	EVENT OF DAULT	52
22.	Changes to the Lenders	55
23.	Changes to the Obligors	60
24.	Role of the Facility Agent and Mandated Lead Arranger	61
25.	Conduct of Business by the Finance Parties	69
26.	Sharing Among the Finance Parties	69
27.	Payment Mechanics	70
28.	SET-OFF	73
29.	Notices	74
30.	Calculations and Certificates	76
31.	PARTIAL INVALIDITY	76
32.	REMEDIES AND WAIVERS	76
33.	AMENDMENTS AND WAIVERS	76
34.	COUNTERPARTS	77
35.	GOVERNING LAW AND JURISDICTION	77

SCHEDULE 1	79
THE ORIGINAL LENDER AND COMMITMENTS	79
SCHEDULE 2	81
CONDITIONS PRECEDENT	81
SCHEDULE 3	84
Form of Utilisation Request	84
SCHEDULE 4	85
Form of Transfer Certificate	85
SCHEDULE 5	87
FORM OF COMPLIANCE CERTIFICATE	87
SCHEDULE 6	88
FORM OF ACCESSION LETTER	88

FACILITY AGREEMENT

THIS AGREEMENT ("Agreement") is made between:

(1)	Ulanqab Lamb Weston Food Co., Ltd., a limited liability company duly incorporated and validly existing under the laws of the PRC, with its registered address at Room 511, Green Food Industry Services Department, Management Committee of Chahar Industrial Park, Ulanqab, Inner Mongolia Autonomous Region (the intersection of Zanghong Road South and Yucai North Street), as borrower (the "Borrower");

(2)	HSBC Bank (China) Company Limited, Citibank (China) Co., Ltd., Shanghai Branch, and Coöperatieve Rabobank U.A., Shanghai Branch as mandated lead arrangers (the "Mandated Lead Arrangers");

(3)	HSBC Bank (China) Company Limited as coordinator (the "Coordinator");

(4)	The banks and financial institutions listed in Schedule 1 as original lenders (the "Original Lenders"); and

(5)	HSBC Bank (China) Company Limited, Shanghai Branch, as agent of the Finance Parties (as defined below) (the "Facility Agent").

IT IS AGREED as follows:

Article 1

Definitions and Interpretation

1.	Definitions and Interpretation

1.1	Definitions

For the purposes of this Agreement:

"Guarantor" means Lamb Weston Holdings, Inc., a company incorporated and validly existing under the laws of the State of Delaware, US, which has been listed on the New York Stock Exchange (LW-NYSE).

"Guarantee" means the guarantee dated on or about the execution date of this Agreement between the Guarantor and the Facility Agent, which is governed by New York law.

"Guarantor’s Existing Credit Agreement" means the credit agreement dated as of November 9, 2016, entered into by and among the Guarantor, certain of the Guarantor’s US Subsidiaries, Bank of America N.A., as administrative agent and other finance parties thereto, as amended, restated, amended and restated, or otherwise replaced or modified from time to time, which is governed by New York law.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or equivalent dematerialised arrangement;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or similar instrument;

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(d)	any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market portion of it shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

"Accession Letter" means a document substantially in the form set out in Schedule 6 (Form of Accession Letter) or in any other form reasonably agreed between the Facility Agent (acting on the instructions of the Majority Lenders) and the Borrower.

"Commitments" means:

(a)	in relation to an Original Lender, the amount in RMB set opposite its name under the heading "Facility Commitment" in Schedule 1 (The Original Lenders and Commitments) and the amount of any other Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in RMB of any Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Repeating Representations" means each of the representations and warranties set out in Clauses 17.1 to 17.6, Clauses 17.9 to 17.13, 17.14 (c), 17.15 to 17.28.

"LPR" means the loan prime rate published (if below zero, which shall be deemed as zero) by the PRC National Interbank Funding Center on (in respect of the first Interest Period) the relevant Utilisation Date or (if there is no such rate published on such date) such rate most recently published before such date, and (in respect of each subsequent Interest Period) the first day of such Interest Period or (if there is no such rate published on such date) such rate most recently published before such date.

"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

"Lender" means:

(a)	any Original Lender;

(b)	any Increase Lender that accedes to it in accordance with Clause 2.2 (Increase in Total Commitments) of this Agreement; and

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(c)	any bank or financial institution which has become a Party in accordance with Clause 22 (Changes to the Lenders) of this Agreement;

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"Loan Disbursement Account" means the bank account opened and maintained by the Borrower with the Facility Agent prior to the first Utilisation Date under this Agreement for the purpose of the Loan to be advanced hereunder.

"Security" means a guarantee, mortgage, pledge, lien or other security interest securing any obligations of any person or any other agreement or arrangement having a similar effect.

"Secured Liabilities" means all obligations and liabilities (whether actual or contingent) from time to time of the Borrower to any Finance Party under each Finance Document, including without limitation, any principal of each Loan, interest, penalty interest, damages, commissions, taxes, charges, disbursements and other fees incurred by each Finance Party in enforcing its rights under each Finance Document to which it is a party (including without limitation, legal fees, litigation costs, auction expenses and travel expenses reasonably incurred by each Finance Party for appointing lawyers to enforce its rights under the Finance Documents to which it is a party, service fees for the agents, legal counsel and other professional advisors of each Finance Party, but excluding any expenses which shall not be borne by the Borrower expressly provided or by laws, regulations or competent authorities).

"Majority Lenders" means:

(a)	if there is no Loan then outstanding, two or more Lenders whose Commitments aggregate 50 percent or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, whose Commitments aggregated to 50 percent or more of the Total Commitments immediately prior to that reduction);

(b)	at any other time, two or more Lenders whose participations in the outstanding Loans then aggregate 50 percent or more of the aggregate of all outstanding Loans of all the Lenders.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code, or any associated regulations and other official guideline;

(b)	any treaty, law, regulation or other official guideline of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Exempt Party" means a Party that is entitled to receive payments free of any FATCA Deductions.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Implementation Date" means

(a)	For the purpose of "withholdable payments" described in Section 1473 (1) (A) (i) of the

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Code (which relate to payments of interest and other specified payments from sources within the United States), July 1, 2014;

(b)	For the purpose of "withholdable payments" described in Section 1473 (1) (A) (ii) of the Code (which relate to "gross proceeds" arising from the disposition of certain property which can produce interest or dividends from sources within United States), the first date from which such payment may become subject to a deduction or withholding required by FATCA;

(c)	For the purpose of "passthru payments" described in Section 1471 (d) (7) of the Code which are not in the foregoing paragraph (a) or (b), the first date from which such payment may become subject to a deduction or withholding required by FATCA;

alternatively, in each case, such other date on which such payments commence to be subject to deductions or withholdings required by FATCA as a result of a change in FATCA after the date hereof.

"FATCA Foreign Financial Institution" means a foreign financial institution as defined in Section 1471 (d) (4) of the Code, where any Finance Party is not a FATCA Exempt Party it may be required to make FATCA Deductions.

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Fee Letter" means that certain Fee Letter, dated on or about the date of this Agreement, entered into between the relevant Finance Party and the Borrower relating to the relevant fee under this Agreement.

"Compliance Certificate" means a certificate issued pursuant to Clause 18.2 (Compliance Certificate) of this Agreement and signed by a director or an authorised signatory of the Borrower, substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

"Interest Payment Date" means the last day of each Interest Period, each Repayment Date, each prepayment date and Final Repayment Date.

"GAAP" means generally accepted accounting system or principles (in respect of the Borrower) in the PRC and (in respect of the Guarantor) in U.S.

"Affiliate" means, in relation to any person, a Subsidiary or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Disruption Event" means any or all of the following events:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any Party; and

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

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and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Environment and Social Risk Management Laws" means all applicable laws and regulations:

(a)	for the purpose of environmental protection and/or to prevent damage or destruction of the environment or any other action having the similar effect;

(b)	affording remedies or compensation for damage or destruction of the environment;

(c)	relating to hazardous materials or health and safety things/matters; or

(d)	relating to social risk management matters (which mean matters that give rise to social conflict, endanger social stability or affect social order).

"Environment and Social Risk Management Claim" means any investigation, litigation or other legal proceeding initiated or carried out by any third party (including any governmental authority) in accordance with applicable Environment and Social Risk Management Laws.

"Environment and Social Risk Management Permits" means any approval, authorization, permit or license required by or given by any governmental authority under any Environment and Social Risk Management Laws.

"Repayment Date" means each loan repayment date set out in Clause 6.1 (Repayment Dates and Amount) of this Agreement.

"Group" means the Borrower and any person which is and will from time to time be a Subsidiary of the Borrower.

"Facility Office" means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Available Commitment" means, in relation to each Lender, that Lender's Commitment minus:

(a)	the amount of its participation in any outstanding Loan; and

(b)	in relation to any proposed Loan to be utilised in any Utilisation Request delivered, the amount of its participation in that Loan which are due to be made under such Utilisation Request but which has not yet been utilised.

"Available Facility" means the aggregate of each Lender’s Available Commitment in respect of the Facility under this Agreement.

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"Interest Period" has the meaning given to that term in Clause 8.2 (Interest Period).

"Margin" means the rate of 0.3 percent per annum.

"Interest Rate Determination Date" means in relation to any proposed Loan, the Utilisation

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Date for that Loan and, in relation to any Loan to be utilised but outstanding, each Interest Payment Date (other than each Repayment Date, a prepayment date and the Final Repayment Date), being re-determined on each Interest Payment Date (other than each Repayment Date, a prepayment date and the Final Repayment Date).

"Prepayment Compensation" means if the Loan is repaid in full or in part prior to its maturity date in accordance with this Agreement, to the extent permitted by laws and regulations and to the extent stipulated herein, the Borrower shall pay to the Lender the compensation for the loss suffered by the Lender as a result of prepayment, which is the balance (if any) of:

(a)	the interest that the Lender should have received on the principal amount or an Unpaid Sum obtained by it in accordance with this Agreement for the period from the date it receives all or any part of the principal amount or Unpaid Sum of the Loan to the latest Interest Payment Date if such principal amount or Unpaid Sum is not paid on an Interest Payment Date;

exceeds:

(b)	the earnings which that Lender would have obtained during that period by placing an amount equal to the principal amount or Unpaid Sum of the Loan on deposit with a major bank in the PRC interbank market.

"United States" or "US" means the United States of America.

"US Tax Obligor" means:

(a)	any Obligor, assuming it is a resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

"Potential Event of Default" means any event or circumstance which would, at the expiry of a grace period, by giving of notice or making of any determination under any Finance Document or taking all of above actions, constitute an Event of Default.

"Finance Party" means the Mandated Lead Arrangers, the Coordinators, the Facility Agent and the Lenders; and any "Finance Party" means any one of them.

"Finance Document" means this Agreement, the Guarantee Agreement, any Accession Letter, any Fee Letter and any other document designated as a "Finance Document" by the Facility Agent and the Borrower.

"Facility" means the term loan facility made available pursuant to this Agreement as described in Clause 2.1 (The Facility) of this Agreement.

"Authorisation" means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a governmental agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

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"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Availability Period" means:

(a)	the period commencing from and including the execution date of this Agreement to and including the date falling twenty four (24) Months after the execution date of this Agreement ("First Availability Period"); or

(b)	provided that the aggregate amount of the Loans utilised by the Borrower during First Availability Period is no less than 50 percent of the Total Commitments, the period commencing from and including the execution date of this Agreement to and including the date falling thirty-six (36) Months after the execution date of this Agreement, for the avoidance of doubt, any amount of the Facility undrawn at the end of the Availability Period shall be automatically cancelled.

"Utilisation Date" means the date on which the relevant Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Utilisation Request) for the purpose of a utilisation of the Facility.

"WBND" means the "外保内贷" as defined in the Regulations on Foreign Exchange Administration for Cross-border Guarantee (Hui Fa [2014] No.29), i.e. the cross-border guarantee where the guarantor is registered outside the PRC and the debtor and creditor are registered inside the PRC.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"Default" means any Event of Default or Potential Event of Default.

"Event of Default" means an event or circumstance specified as such in Clause 21 (Events of Default).

"Party" means a party to this Agreement.

"Increase Lender" means any bank and financial institution selected by the Mandated Lead Arrangers and the Facility Agent to accede to this Agreement pursuant to Clause 2.2 (Increase in Total Commitments).

"Project" means the project comprising of fixed assets and production lines with an expected annual production capacity of 108,000 tons of French fries and 10,800 tons of hash brown located at the east side of Basheng Road, south side of Chahar Industrial Park, Ulanqab.

"Project Land" means the land located at the east side of Basheng Road, south side of Chahar Industrial Park. The Real Estate Ownership Certificate No.: 蒙(2021)集宁区不动产权第00470202号.

“Total Project Investment” means the total investment amount indicated in the NDRC Filing, i.e. RMB 1,625,000,000. For the avoidance of doubt, such amount should be updated from time to time along with the most current NDRC Filing during the term of this Agreement.

“NDRC Filing” means the filing of the Project with the Chahar Industrial Park Economic

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Development Bureau dated May 31 2021, which should be updated, supplemented or replaced and kept as current from time to time by the Borrower if necessary.

“Non-disposal Assets” shall have the meaning as set forth in Section 7.4(a).

"Repayment Reserve Account" means the account opened and maintained in the Facility Agent by the Borrower for the purpose of collecting all income incurred from or related to the Project, including without limitation the revenue incurred by claim under the construction contract, management contract or other relevant contracts and all income received or receivable once the Project is put into the normal production.

"Business Day" means a day on which banks in China are generally open for business in Shanghai (and such day shall also be deemed as a business day in Hong Kong Special Administrative Region, excluding a Saturday, Sunday or statutory holiday in China and/or Hong Kong Special Administrative Region).

"Original Financial Statements" means (in respect of the Borrower) the latest unaudited consolidated financial statements of the Borrower; and (in respect of the Guarantor) the audited consolidated financial statements of the Guarantor for its financial year ended 30 May 2021.

"Obligors" means the Borrower or any other person that becomes a Party to this Agreement as a borrower or guarantor (other than the Guarantor defined hereunder); and any "Obligor" means any of them.

"PRC" means the People's Republic of China, which, for the purposes of this Agreement, shall exclude the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

"Material Adverse Effect" means a material adverse effect (whether such effect is caused by the circumstances individually or in any other circumstances whatsoever of the Obligors and/or members of the Group) on:

(a)	the business, operations, property, condition (financial or otherwise), prospects or liabilities (actual or contingent) of the Group taken as a whole;

(b)	the ability of any Obligor to perform its obligations under the Finance Documents;

(c)	the validity or enforceability of, or the rights or remedies of any Finance Party under, any Finance Document.

"Transfer Date" means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in that Transfer Certificate; and

(b)	the date on which the Facility Agent executes that Transfer Certificate.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate).

"Subsidiary" means in relation to any company or corporation,

(a)	any other company or corporation which is controlled, directly or indirectly, by that company or corporation;

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(b)	any other company or corporation more than half the issued share capital of which is beneficially owned, directly or indirectly, by that company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of that company or body corporate;

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to (either directly or indirectly and whether by share capital, voting power, contract or otherwise) direct its affairs and/or to control the composition of the majority of its board of directors or equivalent body.

"Subrogation Foreign Debt" means the foreign debt owing by any Obligor to any offshore guarantor or offshore security provider arisen from the performance or enforcement of any offshore guarantee and/or offshore security provided under a transaction under which the Borrower's debt owing to a PRC financial institution is guaranteed, secured or otherwise supported by an offshore person.

"Total Commitments" means the aggregate of the Commitments, being RMB 1,079,000,000 at the date of this Agreement. Provided that if there is an accession of an Increase Lender in accordance with Clause 2.2 (Increase in Total Commitments) of this Agreement, the Total Commitments will be increased accordingly.

"Final Repayment Date" means the Initial Final Repayment Date or the Extended Final Repayment Date.

"Initial Final Repayment Date" means the date falling sixty (60) Months from the first Utilisation Date under the Facility or, if such date is not a Business Day, the Business Day immediately preceding such date.

"Extended Final Repayment Date" means the date falling ninety (90) Months from the first Utilisation Date under the Facility or, if such date is not a Business Day, the Business Day immediately preceding such date.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Facility Agent”, any “Mandated Lead Arranger”, any “Obligor”, the “Coordinator”, any “Finance Party”, any “Lender” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership

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or other entity (whether or not having separate legal personality);

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	except as otherwise specified in this Agreement, a "month" means a period starting on any day in any calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(A)	subject to sub-paragraph (C) below, if the numerically corresponding day in that period would otherwise end on the next Business Day in the calendar month in which that period would otherwise end, if there would otherwise be a Business Day in the calendar month in which that period would otherwise end on the next Business Day in which there would otherwise be no Business Day, that period would end on the immediately preceding Business Day;

(B)	if there is no numerically corresponding day in the calendar month in which that period would otherwise end, that period would otherwise end on the last Business Day in that calendar month; and

(C)	the above rules will only apply to the last Month of any period.

(viii)	a provision is a reference to that provision as amended or re-enacted from time to time; and

(ix)	a time of day is a reference to Beijing time.

(b)	Section, Clause and Schedule headings are for convenience only;

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default is "continuing" if it has not been remedied or waived.

1.3	Currency symbols and definitions

"RMB" denote the lawful currency of the People's Republic of China.

Article 2

The Facility

2.	The Facility

2.1	The Facility

Subject to the terms of this Agreement, each Lender agrees to make available to the Borrower a term loan facility in an aggregate amount equal to the Total Commitments.

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2.2	Increase in Total Commitments

(a)	Within the period between the date of this Agreement but prior to the date falling five (5) Months after the date of this Agreement (or other date otherwise agreed by the Facility Agent), provided that the Borrower gives a written notice to the Facility Agent, Increase Lender may accede to this Agreement by executing an Accession Letter which may increase the Total Commitments under this Agreement.

(b)	Each Finance Party and the Obligors hereby irrevocably agree on such increase in Total Commitment and confirm that no further written consent is required to be given by each Finance Party and the Obligors. The Facility Agent shall promptly notify the Finance Parties and the Obligors of the accession of each Increase Lender.

(c)	An Increase Lender's participation will only be effective when an Accession Letter is duly executed by an Obligor, that Increase Lender and the Facility Agent. For this purpose, each Lender irrevocably authorises the Facility Agent to execute each Accession Letter on its behalf.

(d)	Notwithstanding Clause 5.4 (Lenders' participation) of this Agreement, in each utilisation after each Accession Letter becomes effective, the Borrower shall first utilise such increased amount in the Total Commitments provided by the Increase Lender(s) while each Increase Lender will make available per its proportion under the increased amount, until after several Utilisation, the Loans borne by the Increase Lender(s) to the amount of Loans borne by all Lenders bears the same proportion of the increased amount in Total Commitments to the Total Commitments at that time, then each utilisation by the Borrower thereafter shall continue to be made in accordance with Clause 5.4 (Lenders' participation) of this Agreement.

(e)	Such Loan newly utilised shall be applied and paid in accordance with the other provisions of this Agreement (including without limitation, Clauses 3.1 (Loan Purpose) and 5.5 (Loan Disbursement and Payment).

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights. Any debt arising under the Finance Documents to a Finance Party from an Obligor shall be separate and independent debts.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

3.	Loan Purpose

3.1	Loan Purpose

(a)	The Borrower shall apply all amounts borrowed by it under the Facility towards fixed assets investment related purposes, which are subject to the Borrower’s business scope and the applicable PRC laws and regulations, including but not limited to procurement of plant, property and equipment, and other reasonable fixed asset investments.

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(b)	The Borrower shall not use any of the Loan for any other purpose, including without limitation, to directly or indirectly make equity investment, speculation in any securities market, futures market, bond markets or other similar fields, investment in structured deposit, financial derivatives, private lending markets, wealth management or distributed products through financial institutions, or to extend and/or repay entrustment loans (unless it is not prohibited by the applicable laws or regulations), or use any of the Loan for any other investment or business prohibited by the governmental authorities.

3.2	Monitoring

(a)	Subject to applicable laws and regulations, each Lender shall, at any time, have the right (but in any event under no contractual obligation) to regulate or verify the application of any amount borrowed pursuant to this Agreement. Each Lender shall have the right to reasonably request the Borrower to provide, subject to the confidentiality provisions set forth herein, any documents and information relating to the application of the Loan in order for that Lender to monitor or verify the application of any amount borrowed pursuant to this Agreement. The Borrower shall take reasonable efforts to cooperate.

(b)	In any case, any failure to do so by any Lender will not give rise to any defence which the Borrower or any other Obligor may have against the Borrower's or any other Obligor's repayment and performance of the Secured Liabilities or otherwise mitigate, release or prejudice the obligations of the Borrower or any other Obligor under the Finance Documents.

4.	Conditions Precedent of Utilisation

4.1	Conditions Precedent of First Utilisation

(a)	The Borrower may not deliver a Utilisation Request for the initial Utilisation under this Agreement unless the Facility Agent has received (or waived) all of the documents and evidence listed in and appearing (without making any substantial check) to (acting on the instructions of all Lenders) comply with the requirements of Schedule 2 (Conditions Precedent). The Facility Agent shall notify the Borrower and each Lender promptly upon receiving such documents and evidence.

(b)	Each Lender authorises (but does not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Conditions Precedent of Each Utilisation

No Lender is obliged to make a Loan available pursuant to Clause 5.4 (Lenders' participation) unless, on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Potential Event of Default or Event of Default is continuing;

(b)	the utilisation shall not violate the regulatory requirements under the applicable laws and regulations, and any other supporting document (if any) relating to the utilisation as required by the laws and regulations of the PRC have been provided;

(c)	any Repeating Representation made by any Obligor in accordance with the Finance Documents is true and accurate;

(d)	in respect of any proposed Loan, evidence that the ratio of the Borrower's injected capital

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to Project capital is not less than the ratio of the outstanding amount of all Loans to the Total Commitment after such utilisation;

(e)	in respect of any proposed Loan, evidence that the ratio of the Borrower's used self-owned funds to Project capital is not less than the ratio of the outstanding amount of all Loans to the Total Commitment after such utilisation;

(f)	contracts, invoices or other supporting documents reasonably satisfactory to the Facility Agent (on the instruction of all Lenders) evidencing the expenditures in connection with the Project and the content of such contracts, invoices and supporting documents shall match the project progress report issued by the project cost consultant;

(g)	evidence reasonably satisfactory to the Facility Agent (on the instruction of all Lenders) that the construction schedule of the Project matches the investment amount of the Project; and

(h)	no Material Adverse Effect has occurred and is continuing.

Article 3

Utilisation

5.	Utilisation

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility on delivery to the Facility Agent of a duly completed Utilisation Request during the Availability Period, and the Borrower shall ensure that the first Utilisation Date will not be later than the date (including such date) falling six (6) Months after the date of this Agreement.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable once delivered. The Borrower is obliged to utilise the proposed Loan pursuant to the terms and conditions of this Agreement and pursuant to the dates, amounts and currency specified in the Utilisation Request upon delivery of such Utilisation Request.

(b)	Each Utilisation Request shall not be regarded as having been duly completed unless each of the following requirements is satisfied:

(i)	each Utilisation Request is delivered at least five (5) Business Days prior to the proposed Utilisation Date (or other date otherwise agreed by the Facility Agent);

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period;

(iii)	purpose of the Loan is specified;

(iv)	the currency and amount of the utilisation comply with Clause 5.3 (Currency and amount).

(c)	Only one proposed Loan may be requested in each Utilisation Request. During the Availability Period, the Borrower may utilise the Loan by delivering separate Utilisation Requests but at any time no more than twenty-four (24) times.

(d)	The Borrower shall submit to the Facility Agent, at the same time as it submits the

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Utilisation Request, the complete details of the loan purpose of the proposed utilisation (including payee, account number for collection, amount and currency of payment, purpose of payment, contract and order numbers and invoices (if any), as well as any other supporting documents reasonably required by the Lender) and the payment instruction for entrusted payment of relevant Loans. The Facility Agent shall provide each Lender with a copy of such detailed documents on receipt of them, while each Lender shall independently review documents and confirm to the Facility Agent in a specified period requested by the Facility Agent.

5.3	Currency and amount

(a)	The currency for the proposed Loan specified in the Utilisation Request must be RMB.

(b)	The amount of the proposed utilisation in the Utilisation Request must be an amount with a minimum of RMB 5,000,000 and an integral multiple of RMB 1,000,000 or such other amount as the Facility Agent (acting on the instructions of the Majority Lenders) may agree.

5.4	Lenders' participation

(a)	The Facility Agent shall notify each Lender of its participation in each Loan no later than two (2) Business Days prior to the Utilisation Date; the amount of each Lender's participation in each such Utilisation shall be equal to the proportion borne by its Available Commitment to the Available Facility.

(b)	If the conditions set out in Clause 4 (Conditions Precedent of Utilisation) of this Agreement have been satisfied and the Borrower has properly delivered a Utilisation Request in accordance with Clause 5.1, 5.2 and 5.3, each Lender shall, no later than 11: 00 a.m. of the Utilisation Date, make its participation in each Loan paid into the account designated by the Facility Agent in accordance with the provisions hereof and the amount requested in the notice given to it by the Facility Agent, and the Facility Agent then will promptly remit all amount to the Loan Disbursement Account of the Borrower.

5.5	Loan Disbursement and Payment

(a)	Any payment of a Loan under any Facility of this Agreement shall be made by way of "entrusted payment by the Lenders". After the funds of relevant Loans are remitted into the Loan Disbursement Account in accordance with paragraph (b) of Clause 5.4 (Lenders' participation) above, the Facility Agent shall promptly remit such Loans funds directly to the relevant payee in accordance with the payment instructions given by the Borrower and the details under paragraph (d) of Clause 5.2 (Completion of a Utilisation Request) within the time permitted by laws and regulations or the Facility Agent's internal operating guidelines. The Facility Agent is entitled to refuse to make the advance or payment if the payee or payment account number under the payment instructions given by the Borrower does not match the detailed documents provided;

(b)	In respect of any payment directly to the relevant payee by the Facility Agent pursuant to paragraph (a) above, if it is returned to the Loan Disbursement Account of the Borrower due to the incomplete or incorrect payment elements filled in by the Borrower or any reason not attributable to the Lenders, the Facility Agent is entitled to suspend credit to the Loan Disbursement Account for such returned amount or freeze such returned amount credited to the Loan Disbursement Account until the Borrower re-submits the correct and complete payment instructions.

(c)	The Borrower hereby undertakes and warrants to the Facility Agent that: (i) the Facility

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Agent shall not assume any responsibility for the authenticity, accuracy, appropriateness or validity of any document provided by the Borrower even if the Facility Agent conducted the examination of such documents and has made the entrusted payment accordingly; (ii) the Borrower shall not instruct the Facility Agent to pay the Loan proceeds to other bank account(s) opened by the Borrower; and (iii) the Borrower shall not evade any regulation of the Lenders in relating to the minimum utilisation limit under the entrusted payment by way of breaking down the whole amount into parts.

(d)	Upon the occurrence of any Event of Default, the Facility Agent is entitled to suspend any payment of any Loan and cease any utilisation of any amount in the Loan Disbursement Account without prejudice to any other consequence of any Event of Default.

Article 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment Date and Amount

The Borrower shall repay the Loans utilised but outstanding in instalments by repaying on each date specified in the table below (each such date, a "Repayment Date") an amount equal to the percentage of the aggregate principal amount of the Facility on the last day of the Availability Period.

Repayment Date	Repayment Amount
On the date falling (i) thirty-six (36) Months from the first Utilisation Date (“Date A”) and/or six (6) months from the first operating date (which shall be decided by the Majority Lenders and immediately notified to the Facility Agent and the Borrower) when the cash flow will be generated from the Project after all the construction of the Project has been completed (“Date B”)

(i)       If Date B is earlier than Date A, the repayment amount for the first instalment on Date B shall be 0.25% of all Loan amount utilized but outstanding by the Borrower on Date B (“First Repayment Amount”), then the Borrower shall repay on Date A the balance amount which equals 1.75% of all Loan amount utilised but outstanding by the Borrower on the last day of the Availability Period minus First Repayment Amount;

(ii)      If Date A is earlier than Date B, the repayment amount for the first instalment on Date A shall be 1.75% of all Loan amount utilized but outstanding by the Borrower on the last day of the Availability Period, and the Borrower is not required to repay any amount on Date B.

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On the date falling thirty-nine (39) Months from the first Utilisation Date	1.75% of all Loans amount utilised but outstanding by the Borrower on the last day of the Availability Period
On the date falling forty-two (42) Months from the first Utilisation Date	2.0% of all Loans amount utilised but outstanding by the Borrower on the last day of the Availability Period
On the date falling forty-five (45) Months from the first Utilisation Date	2.0% of all Loans amount utilised but outstanding by the Borrower on the last day of the Availability Period
On the date falling forty-eight (48) Months from the first Utilisation Date	2.25% of all Loans amount utilised but outstanding by the Borrower on the last day of the Availability Period
On the date falling fifty-one (51) Months from the first Utilisation Date	2.25% of all Loans amount utilised but outstanding by the Borrower on the last day of the Availability Period
On the date falling fifty-four (54) Months from the first Utilisation Date	2.5% of all Loans amount utilised but outstanding by the Borrower on the last day of the Availability Period
On the date falling fifty-seven (57) Months from the first Utilisation Date	2.5% of all Loans amount utilised but outstanding by the Borrower on the last day of the Availability Period
Final Repayment Date	The entire outstanding amount of the Loans. Provided that if the term of the Loans is extended to Extended Final Repayment Date pursuant to Article 6.3 (Loan Extension) hereof, the Borrower and all Lenders shall negotiate and reach an agreement on the prepayment schedule after the extension, or the Borrower shall repay all the outstanding amount on the Initial Final Repayment Date.

The Borrower shall repay the Loans in accordance with the repayment schedule in the table above and pay interest thereon in accordance with the provisions of this Agreement. If the relevant date set out in the left column (Repayment Date) of the table above is not a Business Day, being the Business Day immediately preceding such date.

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6.2	Repayment

The Borrower shall remit the corresponding Repayment Amount to an account designated by the Facility Agent by way of wire transfer or inter-bank transfer before 11: 00 a.m. on each Repayment Date.

6.3	Loan Extension

(a)	On any Business Day during the period commencing from the date of this Agreement and expiring at the date falling ninety (90) days prior to the Initial Final Repayment Date (or other date as the Facility Agent may otherwise agree), the Borrower may deliver to the Facility Agent a written request to extend the term of the Loans from Initial Final Repayment Date to Extended Final Repayment Date (an "Extension Request").

(b)	The Facility Agent shall notify each Lender of the details of the Extension Request as soon as practicable.

(c)	Each Lender shall be entitled, in its sole discretion, to decide whether or not to grant an Extension Request and shall notify the Facility Agent of its decision within forty-five (45) Business Days of receipt of notice from the Facility Agent.

(d)	If any Lender does not accept an Extension Request, the Borrower shall repay to such Lender(s) its participations in the Loans (an "Unextended Loan") on the Initial Final Repayment Date, and the Facility Agent shall notify the Borrower and each Lender thereof as soon as practicable.

(e)	If all or part of the Lenders agree to an Extension Request, then all or such part of the Lenders may extend the term of the Loans to Extended Final Repayment Date and the Facility Agent shall notify the Borrower and each Lender thereof accordingly. If the term of the Loans is extended (whether it is agreed to by all or part of the Lenders), the Borrower shall repay the outstanding Loans from Initial Final Repayment Date to Extended Final Repayment Date in accordance with Clause 6.1 (Repayment Date and Amount) above.

6.4	No Re-Borrowing

The Borrower may not re-borrow any part of the Loans which is repaid without the prior written consent of all Lenders.

7.	Prepayment and Cancellation

7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event and shall use its best endeavours to look for and transfer all of its rights and/or obligations under this Agreement to a new Lender (“New Lender”) approved by the Borrower in accordance with Clause 22 of this Agreement;

(b)	upon the Facility Agent notifying the Borrower, the relevant Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower must, after the Facility Agent has notified it, repay that Lender's participation in the Loans made to the Borrower on (i) the Interest Payment Date for each

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Loan or (ii) if earlier, the last day of any applicable grace period permitted by law.

7.2	Voluntary cancellation

(a)	Unless otherwise provided in this Clause 7.2, the Borrower may, on a Business Day during the Availability Period, cancel the whole or any part of the Available Facility without any additional fee as a result of such cancellation by giving the Facility Agent a prior written notice at least fifteen (15) days in advance (or such shorter period as the Majority Lenders may agree) and prior to 11.30 a.m. of that date;

(b)	in respect of any cancellation under Available Facility by the Borrower under paragraph (a) above, each cancellation shall be a minimum amount of RMB 10,000,000 and an integral multiple of RMB 10,000,000 or an amount equal to all Available Facility;

(c)	the Available Facility that has not been utilised by the Borrower at the expiry date of the Availability Period shall be automatically cancelled;

(d)	the amount of the Available Facility cancelled pursuant to this Clause 7.2 will reduce the Commitment of each Lender in pro rata to the Commitments then available to the Borrower; and

(e)	the Borrower may not re-borrow any cancelled Available Facility.

7.3	Voluntary prepayment of Loans

(a)	Voluntary prepayment of Loans

At any time, including during the Availability Period (provided that the available Commitments shall be cancelled before such prepayment), the Borrower may, upon giving the Facility Agent a prior written notice on a Business Day at least fifteen (15) days in advance (or such shorter period as the Majority Lenders may agree) and prior to 11.30 a.m. of that date, prepay the whole or any part of the Loans and any interest incurred thereof without any additional fee or penalty other than the Prepayment Compensation, if any (but in the case of a partial prepayment, being at least an amount of RMB 50,000,000 and an integral multiple of RMB 10,000,000 or other amount as the Facility Agent may agree).

(b)	If a prepayment date under paragraph (a) above falls on an Interest Payment Date, the Borrower shall not be required to pay any Prepayment Compensation, any premium or any other additional fees or penalties. If a prepayment date under paragraph (a) above falls on a date which is not an Interest Payment Date (for the purpose of this Clause 7.3, the Interest Payment Date shall exclude each prepayment date), Prepayment Compensation shall be paid in accordance with Clause 7.7 of this Agreement (for the avoidance of doubt, such provision does not apply to relevant laws and regulations (including without limitation the Notice on Further Regulating Credit Facility Charges to Lower Comprehensive Costs of Corporate Financing (Yin Bao Jian Fa [2020] No.18), including such provision as amended or re-enacted from time to time) where no compensation is to be collected. The Prepayment Compensation shall be determined pursuant to applicable laws, regulations and the regulations of competent institutions.

(c)	If the Borrower voluntarily prepays any amount pursuant to this Clause 7.3, the Borrower shall also prepay all interest incurred thereof which is due and payable under this Agreement on the date of such prepayment.

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(d)	Any prepayment pursuant to this Clause 7.3 shall be made by the Lenders in pro rata to the Loans then being made by all Lenders to the Borrower.

(e)	The Borrower, if upon a voluntary prepayment, shall remit the amount of prepayment specified in the prepayment notice to an account designated by the Facility Agent by way of wire transfer or inter-bank transfer no later than 11:00 a.m. on the prepayment date specified in the prepayment notice.

7.4	Mandatory prepayment

(a)	If the Borrower receives any net proceeds as a result of any disposal (excluding any regular maintenance, improvement, repair, remodelling or replacement of the Project for normal operation purpose) of all or part of the Project Land, the workshops in a size of 70,727.9 square meters, the buildings for production, power center, polluted water discharge station, storage for potatoes and administrative buildings (in construction or after completion) as included in the NDRC Filing (“Non-disposal Assets”), it shall promptly notify the Facility Agent upon becoming aware of such condition and promptly prepay to the Facility Agent (for and on behalf of each Lender) the whole or part of the principal amount outstanding of the Loans at the time and in the amount, if any, as the Facility Agent (acting on the instructions of the Majority Lenders) may require not exceeding the aggregate amount of net proceeds so received by the Borrower.

(b)	If (i) the Borrower becomes aware of a cost overrun (the total amount of the construction costs and relevant expenses) over 120% of the Total Project Investment and is not able to update any applicable government approvals or filings as required by local Ulanqab authority, or (ii) the Borrower is not able to complete the Project before or on the date that is 60-days after the completion date indicated on the construction permit or any later date approved in an extension from Ulanqab local authority; it shall promptly notify the Facility Agent (on behalf of the Majority Lenders) upon becoming aware of such condition. Subsequently, within one (1) month counting from the date of cost overrun or date overdue, the Borrower shall promptly prepay to the Facility Agent (for and on behalf of each Lender) the whole or part of the principal amount outstanding of the Loans at the time and in the amount, if any, as the Facility Agent (acting on the instructions of the Majority Lenders) may require.

(c)	If the Borrower receives a government issued announcement determining on a expropriation, compulsory expropriation, or confiscation of all or part of the business or assets of the Project including the Non-disposal Assets (“Government Intervention”) with the details of (a) the name and title of the initiating government, (b) the document number and date and purpose of such announcement, (c) the scope of assets or business, and (d) the compensation standard for such Government Intervention (the “Government Announcement”); it shall promptly notify the Facility Agent upon receiving such Government Announcement. The Facility Agent shall grant a grace period for a term of 2 months for the Borrower before the Borrower shall promptly prepay the whole or part of the principal amount outstanding of the Loans at the time and in the amount, if any, at the discretion of the Facility Agent (acting on the instructions of the Majority Lenders).

(d)	In the event that the Project is materially damaged or lost and, in connection therewith, the Borrower receives any insurance indemnities or any other cash payment related to insurance in excess of RMB 10,000,000 (an "Amount", collectively, "Amounts") under any insurance policies relating to the Project, such Amounts shall be used for the reconstruction or repair of the Project. Nevertheless, if such Amount is not utilized for reconstruction or repair or such reconstruction or repair will cause a delay having a Material Adverse Effect on the Project, the Borrower shall promptly, upon the request of the Facility Agent (acting on the instructions of the Majority Lenders), prepay to the

19	FACILITY AGREEMENT

Facility Agent (for and on behalf of each Lender) an amount, if any, requested by the Facility Agent not exceeding the aggregate Amounts so received by the Borrower.

(e)	If the Borrower receives any net proceeds from the disposal of assets not otherwise permitted by clause 20.8, it shall promptly notify the Facility Agent upon becoming aware of such condition and, upon the request of the Facility Agent (acting on the instructions of the Majority Lenders), will promptly prepay to the Facility Agent (for and on behalf of each Lender) an amount requested by the Facility Agent not to exceed the aggregate amount of net proceeds so received by the Borrower; provided, however, that such proceeds shall not be required to be so applied to the extent (1) the Borrower notifies the Facility Agent that it intends to reinvest such proceeds for the purpose of acquiring assets used, or useful to, its business, and (2) such reinvestment is consummated within 180 days of receipt of the net proceeds.

(f)	If any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having an aggregate value of not less than RMB 50,000,000, which have Material Adverse Effect on the ordinary business and is not discharged within ten (10) days, the Borrower shall promptly, upon the request of the Facility Agent (acting on the instructions of the Majority Lenders), prepay to the Facility Agent (for and on behalf of each Lender) an amount which equals to the value of such assets.

7.5	Borrower's Right of Prepayment and cancellation in relation to a Single Lender

(a)	If

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (a) of Clause 12.2 (Tax gross-up);

(ii)	any Lender claims indemnification from any Obligor under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs); or

(iii)	a Lender is not or ceases to be a FATCA Exempt Party for any payment to be made to a Lender (or the Facility Agent on its behalf) in respect of any Finance Document at any time on or after the date falling three (3) Months prior to the earliest FATCA Implementation Date, and as a result such Party must make a FATCA Deduction from the payment to be made to a Lender (or the Facility Agent on its behalf) on and after the FATCA Implementation Date;

the Borrower may (but is not obliged), whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give notice to the Facility Agent of cancellation of the Available Commitment of that Lender and/or require payment of that Lender's participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Available Commitment of that Lender will immediately be reduced to zero.

(c)	The Borrower must prepay that Lender's participation in the relevant Loans on the first Interest Payment Date falling after the Borrower has given notice under paragraph (a) above.

7.6	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless otherwise expressly

20	FACILITY AGREEMENT

provided in this Agreement, shall specify the date or dates upon which and the amount of that cancellation or prepayment is to be made.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid.

(c)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Available Facility at the time and in the manner other than expressly provided in this Agreement.

(d)	Any Loans prepaid by the Borrower under this Clause 7 (Prepayment and Cancellation) shall be repaid against each instalment in positive order from the first instalment of repayment in the order set out in Clause 6.1 (Repayment Date And Amount) of this Agreement. The amount prepaid will repay the Loans made by each Lender in pro rata to the Borrower at such time according to the scheduled repayment instalments.

(e)	On receipt of a notice referred to in this Clause 7 (Prepayment and Cancellation), the Facility Agent shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(f)	The Borrower may not re-borrow the Loan which has been prepaid without the prior written consent of all Lenders.

(g)	The Borrower which makes a mandatory prepayment shall remit the prepayment amount required by the Facility Agent to an account designated by the Facility Agent by way of wire transfer or inter-bank transfer no later than 11:00 a.m. on the prepayment date determined pursuant to the preceding paragraph.

7.7	Prepayment Compensation

(a)	Subject to the other provisions of this Agreement, the Borrower shall, within three (3) Business Days of a request by a Finance Party, pay the Prepayment Compensation to that Finance Party in accordance with Clause 7.3.

(b)	Each Lender shall, promptly after a request by the Facility Agent, provide supporting documentation confirming the amount of Prepayment Compensation incurred during the relevant period.

Article 5

COSTS OF UTILISATION

8.	Interest

8.1	Interest Rate

The interest rate for each Loan under this Agreement shall be the aggregate of the applicable 5-year LPR rate as last published relating to the relevant Interest Period and the Margin. The interest rate is annualized and simple interest rate.

8.2	Interest Period

(a)	An Interest Period shall start on the Utilisation Date or on the date on which its preceding

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Interest Period ends.

(b)	Any Interest Period shall be three (3) Months.

(c)	An Interest Period for each Loan shall not extend beyond the maturity date for such Loan and the last Interest Period shall end on or before the Final Repayment Date.

(d)	Except as otherwise provided in this Agreement, interest on each Loan during any Interest Period shall accrue from the first day of such Interest Period to the last day of such Interest Period (excluding such date) at the rate applicable thereto.

(e)	Prior to determining an Interest Period for each Loan, the Facility Agent shall be entitled to shorten an Interest Period to ensure that a sufficient Interest Period for the Loans would end on a Repayment Date in order for the Borrower to repay the relevant repayment instalment due on that date. In such case, the Facility Agent shall notify the Borrower and the Lenders of the determination of an Interest Period.

(e)	The first Interest Period of the first Loan shall be calculated from the first Utilisation Date and terminated on the immediate Interest Payment Date; each subsequent Interest Period of this Loan shall start from the expiry date of last Interest Period and terminate on the next Interest Payment Date.

(f)	The first Interest Period for each subsequent Loan (after the first Loan) will be calculated from the disbursement date of that Loan, and if the Interest Period of that Loan will exceed the Interest Payment Date of the current Interest Period of the first Loan, then the Interest Period of that Loan shall terminate on the Interest Payment Date of the current Interest Period of the first Loan.

(g)	Each Interest Period (other than the first Interest Period) for each Loan shall commence on (and including) the Interest Payment Date of the previous Interest Period for that Loan.

8.3	Calculation of Interest

Subject to the provisions of Clause 9.3, the interest with respect to each Loan shall be calculated on the simple interest and on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

8.4	Payment on Interest Payment Date

Interest on each Loan shall be payable on each Interest Payment Date.

8.5	Payment by the Borrower

The Borrower shall remit the current amount of interest payable in full to the account designated by the Facility Agent by way of wire transfer or inter-bank transfer no later than 11:00 a.m. on each Interest Payment Date.

9.	Default Interest

9.1	Penalty Interest on Overdue Period

If the Borrower fails to pay any amount payable under this Agreement on the due date in accordance with the provisions of this Agreement, the penalty interest rate of the Borrower set forth in this Agreement is 130 percent of the applicable interest rate specified in Clause 8.1

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(Interest Rate), or (if lower) at the lowest penalty interest rate for overdue amount applicable under the then applicable PRC laws. Any payment of default interest (including default interest) on such overdue amount for the period from the due date until the date of actual payment shall include interest for the period before and after judgment. The Lender's right to collect penalty interest on overdue amount from the Borrower shall not affect other rights of the Lender under any Finance Document or applicable law.

9.2	Penalty Interest for Misappropriation

In the event that the Borrower misappropriates any Loan (or any part thereof) for the purpose other than that set out in Clause 3.1 (Loan Purpose), the Borrower shall immediately upon request by the Facility Agent pay to the Facility Agent penalty interest for misappropriation for the benefit of the Lender making such Loan. Such penalty interest for misappropriation shall be calculated on the basis of the amount misappropriated and the actual number of days misappropriated at 150 percent of the applicable interest rate specified in Clause 8.1 (Interest Rate), or (if lower) at the lowest default interest rate for the misappropriated amount then applicable under PRC law. The Lender's right to collect penalty interest for misappropriation from the Borrower shall not affect other rights of the Lender under any Finance Document or applicable law. In case the same amount of the Loan is both overdue and misappropriated, the higher penalty interest rate shall apply.

9.3	Compound Interest

Upon notice to the Borrower that default interest is accruing pursuant to this Clause 9, any default interest shall become due and payable by the Borrower on the date specified by the Facility Agent (which date shall be no less than three (3) days after such notice). Upon receipt of the payment from the Borrower, the Facility Agent shall transfer such overdue penalty interest, default interest and/or penalty interest for misappropriation to the relevant Lender in pro rata in accordance with the overdue Loan and/or the misappropriated Loan. In case of failure to pay on time and penalty interest, the Facility Interest Rate shall apply a compound interest rate on quarterly basis.

10.	Changes to the Calculation of Interest

10.1	Market Disruption

(a)	Subject to Clause 10.3 (Alternative criteria), with respect of each Loan, if a Market Disruption Event occurs during the term of that Loan, the rate per annum applicable to each Lender's participation of that Loan shall be the rate per annum notified to the Facility Agent by that Lender as soon as practicable, representing the cost to that Lender of raising its participation of the Loans from whatever source it may reasonably select plus a reasonable margin.

(b)	In this Agreement, Market Disruption Event means:

(i)	the interest rate on a Loan shall be determined by reference to the LPR but LPR no longer exists in the market; or

(ii)	at noon on the Business Day immediately following the applicable Interest Rate Determination Date, the Facility Agent receives notice from one or more Lenders (whose participations individually or in the aggregate exceed 30 percent. of the Loans outstanding then), accompanied with evidence showing that there has been any increase in the cost to that Lender or Lenders to fund the Loans under this Agreement and the increase materially affects the profits of that Lender or Lenders, then "Market Disruption" clauses will be launched, and the Facility Agent shall

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notify the Borrower and the relevant Finance Parties as soon as practicable thereof (such notice being a Market Disruption Notice).

10.2	No Suspension of Utilisations

If a Market Disruption Event applies to a Loan to be advanced, the Loan shall be advanced on the required Utilisation Date, subject to Clause 10.3 (Alternative criteria).

10.3	Alternative criteria

(a)	If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall immediately enter into negotiations (which shall take no more than thirty (30) days) with a view to agreeing a new alternative rate of interest.

(b)	Any alternative rate of interest agreed pursuant to paragraph (a) above shall, upon the prior consent of the Majority Lenders and the Borrower, be binding on all Parties.

(c)	For the avoidance of doubt, if no alternative rate of interest is agreed between the Borrower and the Lenders within thirty (30) Days after the commencement of negotiations, the rate of interest applicable to the Loan shall be the rate determined in accordance with Clause 10.1(a).

11.	Fees

11.1	Commitment fee

(a)	The Borrower shall pay to the Facility Agent, for the account of each Lender, a commitment fee equal to 0.3 percent per annum on the average daily undrawn balance of the Facility, which fee shall be calculated quarterly in arrears, commencing on the date hereof until the earlier of (x) the last day of the Availability Period or (y) the date on which the Facility is cancelled in full.

(b)	The commitment fee shall be payable quarterly in arrears during the Availability Period and on the following date:

(i)	each Interest Payment Date;

(ii)	the last date of the Availability Period;

(iii)	to the extent any Lender’s Commitment is cancelled in full prior to the last day of the Availability Period, the date of such cancellation.

(c)	The commitment fee shall be calculated on the basis of a three hundred and sixty (360) day every year.

(d)	The commitment fee will not be refunded in any case after payment.

(e)	The commitment fee paid pursuant to this Clause 11.1 shall be shared by each Lender according to the proportion of each Lender’s Available Commitment then to the Available Facility.

11.2	Other fees

The Borrower shall pay to the relevant Finance Party the other fees in respect of this Agreement in accordance with the relevant Fee Letter in the amount and at the time specified therein.

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For any fee payable under this Agreement and the relevant Fee Letter, each Finance Party shall, for the purpose of charging such fees, cooperate to provide the invoice at the Borrower's reasonable request.

Article 6

Additional Payment Obligations

12.	Tax Gross-up and Indemnities

12.1	Definitions

In this Clause 12:

"Tax Deduction" means a deduction or withholding for or on account of any present or future Tax from any payment under a Finance Document, other than a FATCA Deduction.

"Tax Credit" means a credit against, relief or remission for, refund or repayment of any Tax.

"Tax Payment" means an increased payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

12.2	Tax Gross-up

(a)	All payments to be made by an Obligor to any Finance Party under the Finance Documents must be made without any Tax Deduction, unless a Tax Deduction is required by law. If an Obligor is required by law to make a Tax Deduction, and if that Tax Deduction is not described in the exclusions in paragraph (a)(i) through (vii) of Clause 12.3 (Tax Indemnity) (“Non-Excluded Tax Deduction”) that Obligor must increase the amount payable (to the extent of such Non-Excluded Tax Deduction required) with the result that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no Non-Excluded Tax Deduction been made or required to be made; provided however, a Finance Party shall not receive a greater after-tax amount resulting from a change in law.

(b)	An Obligor must promptly notify the Facility Agent if it is aware that it must make a Tax Deduction (or any change in the rate or the basis of a Tax Deduction). Similarly, a Finance Party shall notify the Facility Agent if it is so aware in relation to a payment payable to a Finance Party. The Facility Agent shall, on receiving a notification from a Finance Party, notify the relevant Obligor.

(c)	If an Obligor is required to make a Tax Deduction, that Obligor must make the minimum Tax Deduction required by law and must make any payment required in respect of that Tax Deduction within the time required by law.

(d)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction must deliver to the Finance Party entitled to the payment and the Facility Agent evidence that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

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12.3	Tax Indemnity

(a)	Without prejudice to Clause 12.2 (Tax gross-up), if any Finance Party is required to pay any Tax on or in relation to a sum received or receivable under any Finance Document or if any Finance Party is determined, levied, claimed or assessed to be liable to pay any such sum, unless such sum results from the wilful misconduct or gross negligence of the Finance Party, the Borrower must promptly, within ten (10) Business Days of request by the Facility Agent, indemnify the Finance Party which suffers a loss or liability as a result of such payment or liability, together with any reasonable interest, costs and expenses payable or incurred as a result thereof, provided that this Clause 12.3 shall not apply to:

(i)	any Tax imposed on and calculated by reference to the net income actually received or receivable by that Finance Party in its jurisdiction of incorporation;

(ii)	any Tax imposed on and calculated by reference to the net income received or receivable by the Facility Office of that Finance Party in the jurisdiction in which that Facility Office is located;

(iii)	amounts compensated for by an increased payment under Clause 12.2 (Tax Gross-up);

(iv)	a FATCA Deduction required to be made by a Party;

(v)	goods and services or other value-added, consumption, sales, use or similar taxes (including any additions to Tax, if any) payable by a Finance Party (including in respect of interest, charges, or reimbursements paid by the Borrower in respect of the Loan (including those payable in respect of the fees and disbursements of legal counsel retained by the Finance Parties));

(vi)	in the case of a Finance Party, withholding Taxes imposed on amounts payable to or for the account of such Finance Party with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Finance Party acquires such interest in the Loan or Commitment or (ii) such Finance Party changes its lending office, except in each case to the extent that, pursuant to Section 12, amounts with respect to such Taxes were payable either to such Finance Party’s assignor immediately before such Finance Party became a party hereto or to such Finance Party immediately before it changed its lending office; or

(vii)	Taxes attributable to a Finance Party’s or the Facility Agent’s failure to provide to the Obligor or the Facility Agent any tax forms, certifications, or other documentation described in Clause 12.6(e).

(b)	A Finance Party intending to make a claim under paragraph (a) must notify the Facility Agent of the event giving rise to the claim, whereupon the Facility Agent must notify the Borrower.

(c)	A Finance Party must, on receiving a payment from an Obligor in accordance with this Clause 12.3, notify the Facility Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	any Tax Credit results from:

26	FACILITY AGREEMENT

(i)	a Tax Payment that is part of an increased payment;

(ii)	such Tax Payment; or

(iii)	a Tax Deduction that is a result of a Tax Payment required; and

(b)	that Finance Party has obtained and used that Tax Credit,

the Finance Party shall pay to the Obligor an amount which will put the Obligor (after making that payment) in the same after-Tax position it would have been in if the Tax Payment had not been required to be made by law or under a Finance Document.

12.5	Stamp Taxes

The Borrower and each Finance Party shall pay all stamp and other similar Taxes payable by it under the Finance Documents.

12.6	FATCA Information

(a)	Subject to paragraph (c) below, each party to this Agreement shall, within ten (10) Business Days of a reasonable request by the other party:

(i)	confirm to each of the other parties whether it:

(A)	is a FATCA Exempt Party; or

(B)	is not a FATCA Exempt Party; and

(ii)	supply to the other party with such forms, documents and other information regarding its status under FATCA as such other parties shall reasonably request for the purpose of complying with FATCA or any other law or regulation or information exchange administration (including intergovernmental agreements) (including applicable "passthru payment percentages" or as required under regulations or other official guidance of the US Treasury Department).

(b)	If any party identifies to the other parties in accordance with paragraph (a) (i) above that it is a FATCA Exempt Party, such party shall notify the other parties as soon as reasonably practicable upon becoming aware that such party is not or is no longer a FATCA Exempt Party.

(c)	Paragraph (a) above will not compel any Finance Party to do anything which in its reasonable opinion would or might constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary obligation; or

(iii)	any obligation of confidentiality.

(d)	If a party fails to provide to the other party any such forms, documents and other information set out in paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies):

(i)	if that party fails to confirm whether it is a FATCA Exempt Party then that party shall not be considered a FATCA Exempt Party for the purposes of the Finance Documents;

27	FACILITY AGREEMENT

(ii)	if that party is unable to confirm its applicable "Passthru Payment Percentage", then for the purposes of the Finance Documents (and the payments made under them), such party shall be deemed to have a "Passthru Payment Percentage" of 100 percent, until such parties have provided required confirmations, forms, documents and other information (in each event).

12.7	FATCA Deduction by Obligors

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition shall notify the Borrower and the Facility Agent and the Facility Agent shall notify the other Finance Parties.

13.	Increased Costs

13.1	Increased Costs

(a)	Subject to Clause 13.3 (Exceptions), the relevant Obligor shall, within three (3) Business Days of a demand by the Facility Agent, pay to the Finance Parties the amount of any Increased Costs incurred by that Finance Party as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation made after the date of this Agreement.

in this paragraph (a) "law" or "regulation" shall include, without limitation, any law or regulation relating to capital adequacy, limitations on prudent practices, liquidity, reserves or Tax.

(b)	In this Agreement "Increased Costs" means:

To the extent that, or as a result of, that Finance Party's undertaking of its Commitment or funding or performing its obligations under, any Finance Document:

(i)	a reduction in the rate of return from the Facility or on that Finance Party's overall capital (including, without limitation, any reduction resulting from a lower rate of return from more capital required to be deployed by that Finance Party);

(ii)	an additional or increased cost; or

(iii)	a reduction of an amount due and payable under any Finance Document.

13.2	Increased Costs Claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, together with a certificate setting forth in reasonable detail a breakdown confirming the calculation

28	FACILITY AGREEMENT

of the actual Increased Cost and supporting documents that support the actual Increased Cost, following which the Facility Agent shall promptly notify the relevant Obligor.

13.3	Exceptions

(a)	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor ;

(ii)	attributable to a FATCA Deduction required by law to be made by any Party;

(iii)	compensated for in accordance with Clause 12.3 (Tax indemnity) (or would have been compensated for in accordance with Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (a) of Clause 12.3 (Tax indemnity) applied); or

(v)	attributable to gross negligence or wilful misconduct by a Finance Party or its Affiliates or a wilful breach by a Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 13.3, "Tax Deduction" has the meaning given to it in Clause 12.1 (Definitions).

14.	Other indemnities

14.1	Currency indemnity

(a)	If any sum is payable by an Obligor under the Finance Documents (a "Sum"), or pursuant to an order, judgment or award given or made in relation to a Sum, shall be converted into RMB from the currency (the "First Currency") in which that Sum is payable for the purpose of:

(i)	making or filing a claim or proof against an Obligor; or

(ii)	applying for or enforcing an order, judgment or award in any litigation or arbitration proceedings,

an Obligor shall, within ten (10) Business Days of demand, indemnify each Finance Party to whom that Sum has been paid, in respect of any cost, loss or liability arising as a result of any discrepancy between (A) the rate of exchange in respect of that Sum from the First Currency to RMB and (B) the rate of exchange applicable to that person at the time of its receipt of that Sum, provided that the Finance Party provides the Obligor with valid documentary evidence of the actual loss.

(b)	Each Obligor waives any right it may have in any other jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is agreed to be payable.

14.2	Other indemnities

The relevant Obligor shall, within ten Business Days of demand, indemnify each Finance Party against any actual cost or loss arising as a result of:

(a)	the occurrence of any Event of Default;

29	FACILITY AGREEMENT

(b)	any information submitted or approved by the relevant Obligor is or is found to be misleading and/or deceptive in any material respect;

(c)	any enquiry, investigation, circular (or similar order) or action relating to the relevant Obligor or transactions contemplated or to be made or funded under this Agreement, unless such enquiry, investigation, circular (or similar order) or action results from a Finance Party’s wilful misconduct or gross negligence;

(d)	a failure by an Obligor to pay any amount due under a Finance Document on its due date or in the relevant currency, including any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);

(e)	funding or making arrangements to fund its participation in a Loan requested by the Borrower in a Utilisation Request but the Loan is not made due to the operation of any one or more of the provisions of this Agreement for reasons attributable to the Borrower; or

(f)	a Loan (or any part of it) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3	Indemnity to the Facility Agent

The relevant Obligor shall promptly and jointly and severally indemnify the relevant Facility Agent against any actual loss arising as a result of:

(a)	caused by any breach by the Obligor of Clause 16.3 (Enforcement costs);

(b)	caused by the exercise by the Facility Agent of any rights, powers, discretions and remedies vested in it under the Finance Documents or by law in the performance of its functions as Facility Agent other than such exercise with wilful misconduct or gross negligence;

(c)	the Facility Agent investigating any Event of Default; or

(d)	acting and relying on any notice, request or instruction of such Obligor which it reasonably believes to be genuine, correct and duly authorised, including in any case when the Facility Agent is subject to any action, claim or proceedings by making the entrusted payment instructions of the Borrower, or will suffer any loss, damage, cost and expense as a result thereof.

14.4	Continuation of Liabilities

The indemnities of any party under the Finance Documents to the other relevant parties shall be a continuing obligation and will not be affected by any release or disposal under any Finance Document. These indemnities shall be independent of its other obligations under the Finance Documents and shall continue notwithstanding termination of the Finance Documents and/or the resignation of the Facility Agent if they are then outstanding. A party so entitled to an indemnification under or in connection with the Finance Documents has no need to make any payment or incur any expense until such liability has been enforced.

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15.	Mitigation by the Lenders

15.1	Mitigation

(a)	Each Finance Party shall take all reasonable steps to mitigate any circumstances which arise or would give rise to an amount payable or cancelled under Clause 7.1 (Illegality), Clause 12 (Tax Gross-up and Indemnities) or Clause 13 (Increased Costs), including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Affiliate.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents

15.2	Limitation of Liability

(a)	An Obligor shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party (acting reasonably) as a result of steps taken by that Finance Party pursuant to Clause 15.1 (Mitigation) provided that the Obligor has been provided by the Finance Party with valid documentary evidence of its actual and reasonable costs and expenses.

(b)	A Finance Party is not obliged or entitled to take steps if, in the opinion of that Finance Party (acting reasonably), steps taken in accordance with Clause 15.1 (Mitigation) might be prejudicial to the interests of that Finance Party or Obligor.

16.	Costs and Expenses

16.1	Transaction Expenses

The Borrower shall, within 30 Business Days of demand, pay to the Facility Agent, and those of its affiliates or branches, all reasonable and documented costs and expenses (including without limitation legal fees of one counsel for the Mandated Lead Arrangers up to an amount not to exceed USD70,000 and travel, due diligence, printing, publicity and bank presentation costs) incurred by it in connection with entering into:

(a)	this Agreement; and

(b)	any other Finance Documents executed on or after the date of this Agreement.

the above payment obligations of the Borrower will not be affected in any way by reason of any enforcement, cancellation or non-withdrawal of the facility under this Agreement or otherwise rescission or vice versa.

16.2	Amendment Costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required to be made pursuant to Clause 27.9 (Change of currency), an Obligor shall, within ten Business Days of demand, reimburse the Facility Agent for the amount of all reasonable costs and expenses incurred by the Facility Agent in responding to, evaluating, negotiating or complying with the relevant requirement or requirement, unless otherwise expressly provided by law or regulation or governmental authority to be not payable by an Obligor.

16.3	Enforcement Costs

The relevant Obligor shall, within ten Business Days of demand, pay to each Finance Party the amount of all reasonable costs and expenses incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document, unless otherwise expressly provided by law or regulation or governmental authority to be not payable by an Obligor.

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Article 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	Representations

The Borrower shall (and ensure each Obligor and each member of the Group shall) make each of the representations and warranties set out in this Clause 17 to the Finance Parties on the date of this Agreement in relation to itself or (as applicable) in relation to an Obligor or a member of the Group.

17.1	Identity

(a)	Any Obligor or any member of the Group is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	Any Obligor or any member of the Group has the power to own the assets which are material to its operations and carry on its business as it is being conducted.

(c)	Neither any Obligor nor any member of the Group is a FATCA Foreign Financial Institution or US Tax Obligor.

17.2	Binding Obligations

Except for any general principles of law limiting its obligations specifically referred to in any legal opinion issued pursuant to Clause 4 (Conditions Precedent of Utilisation), the obligations expressed to be assumed by an Obligor in each Finance Document are legal, valid, binding and enforceable obligations.

17.3	Non-conflict with other Obligations or Laws

The entry into and performance by each Obligor of, and the transactions contemplated by, the Finance Documents to which it is a party do not or will not conflict with, and having a Material Adverse Effect:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents or any restriction on its powers or the powers of its directors; or

(c)	any agreement or instrument binding on it or any of its property.

17.4	Power and authority

Each Obligor has the power to enter into, perform and deliver, and has taken all action necessary to authorise it to enter into, perform and deliver, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

17.5	Validity and admissibility in evidence

All material Authorisations required:

(a)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under the Finance Documents to which it is a party;

32	FACILITY AGREEMENT

(b)	to make the Finance Documents to which each Obligor is party admissible as evidence in the jurisdiction of incorporation of that Obligor; and

(c)	to enable each Obligor to carry on its business and other members of the Group where failure by such other members of the Group to do so could cause a Material Adverse Effect,

have been obtained or done and are in full force and effect.

17.6	Governing Law and Enforcement

(a)	The choice of governing law of the Finance Documents may be recognised and enforced in the jurisdiction of incorporation of each Obligor.

(b)	Any judgment obtained in the jurisdiction of choice of the Finance Documents may be recognised and enforced in the jurisdiction of incorporation of each Obligor.

17.7	Tax Deduction

It is not required under the laws of the jurisdiction of the Borrower that the Borrower make any Deduction for tax purposes from any payment it may make pursuant to any Finance Document in the place of incorporation or residence or at the address specified in this Agreement to a Finance Party that is incorporated in the PRC or a Finance Party that is a PRC branch of a non PRC Finance Party (it being understood that the jurisdiction of incorporation of the Borrower is the PRC).

17.8	No Filing or Stamp Taxes

Under the laws of the jurisdiction of incorporation of the Borrower, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar Tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except for stamp duty currently levied in the PRC on the amount which equals to 0.005 percent of the Total Commitments (it being understood that the jurisdiction of incorporation of the Borrower is the PRC).

17.9	Assets

Each Obligor has full and complete title to, and has a leasehold right or other right to lawful use, those assets material and necessary for its operations (including without limitation the Project) free from any mortgage or pledge, except:

(a)	any mortgage or pledge existing as at the date of this Agreement;

(b)	any mortgage or pledge arising in its ordinary course of business permitted in accordance with the provisions of this Agreement;

(c)	other charge or pledge permitted by, or created pursuant to, the Finance Documents; and

(d)	as otherwise permitted pursuant to Clause 20 hereof.

17.10	Bankruptcy

(a)	No Obligor or member of the Group is or is assumed to be unable or admitted inability to pay its debts as they fall due, suspends making payments on any of its debts or enters

33	FACILITY AGREEMENT

into negotiations with one or more of its creditors with a view to reorganising any of its indebtedness on the basis of actual or anticipated financial difficulties.

(b)	The Obligors and the other members of the Group, taken as whole, are not valued less than its liabilities (taken into account as temporary and contingent liabilities).

(c)	No moratorium is now declared in respect of any indebtedness of any Obligor or member of the Group.

17.11	Compliance with laws

No Obligor or member of the Group is in violation of (a) any laws and regulations applicable to it, (b) any permits, approvals and authorisations necessary for its operations or (c) any material agreement or document binding upon it or any of its properties, in each case, other than any violation that would not result in a Material Adverse Effect.

17.12	No default

No Default is now continuing or could reasonably be expected to result as a result of any Utilisation.

17.13	No misleading information

To the knowledge of the Borrower, all information supplied by each of the Obligors was true, complete and accurate in all material respects as at the date it was given and is not misleading in any material respect.

17.14	Financial statements

(a)	Its financial statements most recently supplied to the Facility Agent (which, at the date of this Agreement, are its Original Financial Statements) were prepared in accordance with GAAP consistently applied other than to the extent expressly disclosed in such financial statements.

(d)	All Original Financial Statements give and represent a true and fair view of the financial condition and operations of the relevant Obligor during the financial year to which they relate, except as expressly disclosed in such Original Financial Statements.

(e)	Since the date of the Original Financial Statements, there has been no change in the business or financial condition of the Group, nor has there been any change in the business or financial condition of the Group, in each case, which would be reasonably likely to result in a Material Adverse Effect.

17.15	Pari passu ranking

The obligations of each Obligor under the Finance Documents constitute direct, unconditional and unsubordinated obligations of that Obligor and rank at least pari passu with the claims of all its present or future direct, unsecured and unsubordinated creditors, except for preferred claims mandatorily provided by law applying to companies generally.

17.16	No pending proceedings

No litigation, arbitration, investigation or administrative proceedings of or before any court, arbitral body or agency have (to the best of its knowledge and belief) been started or commenced against any Obligor or member of the Group, if determined against such Obligor or member of the Group, would be reasonably likely to result in a Material Adverse Effect.

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17.17	Environmental Laws and Permits

Each Obligor and any member of the Group has:

(a)	complied with all Environment and Social Risk Management Laws applicable to it, except where failure to comply would not result in a Material Adverse Effect;

(b)	obtained all Environment and Social Risk Management Permits required or required by its business, except where failure to comply would not result in a Material Adverse Effect; and

(c)	complied with the terms and conditions of Environment and Social Risk Management Permits, except where failure to comply would not result in a Material Adverse Effect.

17.18	Authorised Signatures

Any person specified as its authorised signatory in Schedule 2 (Conditions Precedent) or paragraph (f) of Clause 18.4 (Information: miscellaneous) is authorised to sign Utilisation Requests (in the case of the Borrower only) and other notices on behalf of the applicable Obligor.

17.19	No Exemption

No Obligor will be entitled to claim immunity from suit, execution, attachment or other legal process in its jurisdiction of incorporation or in the jurisdiction of any Finance Document whether generally or in relation to any particular asset.

17.20	Tax Payment

Any Obligor or member of the Group has paid all Tax levied on it or in relation to its assets when due and payable, and no Tax claim or other dispute in relation to Tax has been or is to be instituted against it, except that, (i) such Obligor or member of the Group has sufficient grounds to believe that it has performed the obligation of Tax payment in accordance with law and has lodged a complaint against the relevant determination by the competent tax authority in accordance with procedures prescribed by law or (ii) where the failure to do so would not be expected to result in a Material Adverse Effect.

17.21	No Material Adverse Effect

No change having Material Adverse Effect shall have occurred.

17.22	Sanctions

None of the Obligors, any of their Subsidiaries, nor any of the directors, officers, employees, agents and affiliates of the Borrower or any of its Subsidiaries (each, an "Individual") is, or is controlled or owned by Persons that are (i) the target of sanctions administered or enforced by the Office of Foreign Assets Control of the US Department of the Treasury, the US Department of State, the United Nations Security Council, the European Union, Her Majesty's Treasury, the Hong Kong Monetary Authority or relevant authorities in the PRC (collectively, the "Sanctions") or (b) applicable export control regulations, or (c) located, organised or resident in any country or territory that is the target of applicable Sanctions or applicable export control regulations, which currently includes the Crimea region, Cuba, Iran, North Korea and Syria.

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17.23	Anti-money Laundering

(a)	During the course of operation, the Borrower and any member of the Group will (i) comply with the rules on financial data recording and reporting issued by competent governmental authorities and comply with the requirements of anti-money laundering laws, regulations, rules or other similar regulatory legal documents (collectively, the "Anti-Money Laundering Regulations") promulgated by competent governmental authorities; and (ii) neither the Borrower nor any member of the Group will involve in any pending or potential governmental action, litigation or arbitration raised by competent authorities or other entities due to the Anti-Money Laundering Regulations (to the knowledge of the Borrower).

(b)	The operations of the Borrower and any member of the Group are in compliance with applicable Anti-Money Laundering Regulations.

17.24	Anti-bribery or Anti-corruption

(a)	Neither the Borrower nor any member of the Group is aware of or has taken any action that may directly or indirectly result in violation of any applicable anti-bribery laws (including, without limitation, the U.K. Bribery Act 2010 (the "U.K. Bribery Act"), the US Foreign Corrupt Practices Act of 1977 (the "FCPA") and the PRC laws and regulations on anti-bribery), and to its knowledge, none of the directors, officers, agents, employees or managers of the Borrower or any member of the Group or other Persons acting on behalf of the Borrower or any member of the Group is aware of or has taken any such action.

(b)	To the knowledge of the Borrower, the Borrower and any member of the Group have conducted their businesses in compliance with the U.K. Bribery Act, FCPA and other similar laws, regulations or rules applicable to them and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(c)	Where any Facility is available and any amount is outstanding under this Agreement, the Borrower shall ensure that no part of the proceeds of the Loan will be used, directly or, to the knowledge of the Borrower, indirectly, for payment that could constitute a violation of any applicable anti- bribery or anti-corruption laws.

17.25	Insurance

All insurances the Borrower is required to maintain (i) under applicable laws and regulations, and (ii) in order to maintain standards consistent with good industry practice (consistent with other operators or businesses engaged in similar businesses, "good industry practice"), are maintained by it with reputable insurers or through self-insurance plans, and against such risks, amounts and exclusions as are customary in accordance with good industry practice, and the Project insurances shall cover the replacement value as indicated in the most recent valuation report of the Project or 110 percent of the Total Commitments, whichever is greater.

17.26	The Project Based Fixed Assets

(a)	The Borrower has full and complete title to the Project. Such title is not subject to any encumbrance (other than the security or encumbrance permitted under the Finance Documents), including, without limitation, any attachment, freeze, mortgage, pledge, lien or other priority.

(b)	There is no undertaking, agreement, provision, condition or other matter relating to the Project which would have a Material Adverse Effect.

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(c)	There is no matter which may have an adverse or overrule effect on the right to registration (including ownership, use rights, security, etc.) of the Project.

(d)	No Obligor is aware of or has received any notice or adverse claim from any person with respect to the ownership of the Project or any other interest in the Project and no Obligor is aware that any adverse claim has been given to any person in relation to the Project, in each case, which would reasonably likely result in a Material Adverse Effect.

(e)	All of the requirements under applicable laws and regulations regarding the procedures of granting and transferring of the land of the Project have been complied with. No event exists that may cause the land so transferred or assigned to be repossessed or the transfer or assignment procedures to be deemed as invalid or any other violation of law. All material land grant fees, land transfer fees (if any), deed tax and other related taxes relating to the Project have been fully paid.

(f)	The Borrower is not in violation of any governmental regulations relating to the Project (including laws and regulations relating to land use, construction and planning) in any material aspect.

17.27	No Other Business

Except for the development, ownership and management of the Project, the Borrower has not owned, managed or operated any other business since its establishment.

17.28	Wai Bao Nei Dai transaction

On a Utilisation Date, Borrower should ensure that no security under any of the existing WBND transactions (if applicable) is in the process of being enforced or has been enforced; or if enforced, the Subrogation Foreign Debt for such relevant WBND transaction has been fully paid up.

17.29	Repetition

Repeating Representations are deemed to be made by the Obligors as at the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period, as to the facts and circumstances then subsisting. However, the representations and warranties set out in Clause 17.14 (Financial statements) shall be deemed to be made in relation to the most updated financial statements delivered to the Facility Agent and repeated on each day when such financial statement is so delivered.

18.	Information Undertakings

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial Statements

The Obligors shall supply the following documents to the Facility Agent (in sufficient copies for each Lender, if the Facility Agent so requests):

(a)	as soon as the same become available, but in any event within ninety (90) days after the end of each financial half year of the Borrower, the unaudited consolidated financial statements of the Borrower for that half of the relevant financial year; and

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(b)	as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each financial year of the Borrower, the audited consolidated financial statements of the Borrower for that financial year with respect to which its auditors have issued an unqualified opinion (other than qualifications resulting from pending maturity dates or any prospective or actual breach of a financial covenant).

18.2	Compliance Certificate

To the extent the financial covenants have been added to this Agreement pursuant to Clause 19 (Financial Covenants) hereof, the Borrower shall supply to the Facility Agent, with each set of financial statements delivered pursuant to paragraph (a) and (b) of Clause 18.1 (Financial statements), a Compliance Certificate signed by an authorised signatory of the Borrower, setting out (in reasonable detail), pursuant to those financial statements, the computations as to the financial covenants required under Clause 19 (Financial Covenants) of this Agreement, and confirming that such computations are in compliance with the provisions of Clause 19 (Financial Covenants) as at the date as at which those financial statements were drawn up.

18.3	Requirements as to financial statements

The Borrower shall procure that each set of financial statements of the Borrower delivered by it pursuant to Clause 18.1 (Financial statements) is prepared using the GAAP, accounting practices and financial reference periods consistent with those applied in its preparation of the Original Financial Statements unless, in relation to any set of financial statements, the Obligor notifies the Facility Agent that there has been a change in the GAAP, or the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Facility Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Lenders, to enable the Lenders to determine whether Clause 19 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

18.4	Information: miscellaneous

The Borrower shall supply the following to the Facility Agent (in sufficient copies for each Lender, if the Facility Agent so requests) in each case subject to the confidentiality provisions contained herein:

(a)	without prejudice to Clause 5.5 (Loan Disbursement and Payment) hereof, descriptions of and information relating to the withdrawal and use of the funds in the Loan Disbursement Account, including, without limitation, the following information relating to any single sum of funds: time of withdrawal, payee, receiving account number, amount of payment, purpose, contract number (if any) and a copy of the contract (if any);

(b)	all material documents dispatched by the Borrower or any other member of the Group to its shareholders (or any class of them) or its creditors in connection with the transactions

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contemplated under the Finance Documents;

(c)	promptly upon becoming aware of them, but in any event no later than five (5) Business Days after becoming aware of them, and in writing, the details of any material litigation, arbitration or administrative proceedings which are current, threatened or pending against an Obligor or any member of the Group, in each case, which would reasonably be expected to result in a Material Adverse Effect;

(d)	promptly, such further information regarding the financial condition, business and operations of the Obligors or the Group as any Finance Party (through the Facility Agent) may reasonably request;

(e)	all such relevant records or information as any Finance Party (through the Facility Agent) may reasonably request evidencing that the Obligors and the Guarantor have the ability to perform their obligations under the Finance Documents;

(f)	in case of any change in the authorised signatories of any Obligor, the Obligor shall, promptly (but in any event no later than five (5) Business Days after such change is made), give the Facility Agent a notice signed by a director, legal representative or authorised corporate officer or secretary (if applicable) or board resolutions of such Obligor, accompanied by the authorisation documents for and specimen signatures of any new authorised signatories;

(g)	the process report in relation to the construction or operation (after duly completed) of the Project in quarter or any longer time as agreed by the Facility Agent (acting on the instruction of the Majority Lenders),and/or other report which would reflect the valuation of the Project; and

(h)	any document and information reasonably required by any Finance Party for the purpose of “know your customer” checks or such other information of the Obligors or any member of the Group as it may reasonably request.

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18.5	Notification of default

The Borrower shall notify the Facility Agent of any Event of Default or Potential Event of Default (including, without limitation, an event that may have any Material Adverse Effect) (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence or threatened occurrence.

18.6	Cross-Default Notification

Once any of the following circumstances occurs, the Borrower shall promptly notify the Facility Agent of such situation:

(a)  Any material Financial Indebtedness of any Obligor or any member of the Group is not paid when due nor within any applicable grace period.

(b)  Any material Financial Indebtedness of any Obligor or any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c) Any commitment for any material Financial Indebtedness of any Obligor or any member of the Group is cancelled or suspended by a creditor of any Obligor or any member of the Group as a result of an event of default (however described).

(d) Any creditor of any Obligor or any member of the Group becomes entitled to declare any material Financial Indebtedness of any Obligor or such member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

All lenders agree that such occurrence will not directly trigger an Event of Default unless the result of such circumstance will otherwise trigger the violation of another condition or provision under this Agreement and such violation results in an Event of Default pursuant to the provisions of Clause 22 hereof. In any event, the Borrower shall ensure that cross-default provision will not be allowed in any subsequent loan agreement entered into after this Facility and while the Facility Agreement is in place.

19.	Financial Covenants

If the Guarantor’s Existing Credit Agreement is terminated and not replaced, the Borrower and the Majority Lenders shall amend this Agreement to contain covenants consistent (including the definitions thereof) with those financial covenants contained in the Guarantor’s Existing Credit Agreement immediately prior to such termination.

20.	General Undertakings

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	upon request, supply certified copies to the Facility Agent of,

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any Authorisation required to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation] of any Finance Document.

20.2	Compliance with laws

Each Obligor shall (and shall ensure each member of the Group shall) comply in all respects with (a) all laws and regulations to which it may be subject (including the Environment and Social Risk Management Laws),, (b) the permits, approvals and Authorisations necessary for its operations, (c) any material agreement or document binding on it or any of its property, and (d) its constitutional documents or restrictions on its powers or the powers of its directors, in each case, if failure to so comply may have a Material Adverse Effect.

20.3	Maintenance of status

(a)	Each Obligor shall maintain its existence and conduct its business, maintain its existing licenses and other approvals and permits and ensure that it has the power and is duly qualified to carry on its business in the PRC as it is being conducted, in each case, where the failure to do so would be reasonably likely to result in a Material Adverse Effect.

(b)	The Obligors shall ensure that any other member of the Group will maintain its existence and conduct its business, maintain its existing licenses and other approvals and permits and ensure that it has the power and is duly qualified to carry on its business as it is being conducted in its place of registration and principal place of business, except where failure to obtain or maintain such licenses, approvals or permits would not have a Material Adverse Effect.

20.4	“Know your customer” procedure

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	an assignment or transfer by any Finance Party of any of its rights and/or obligations under this Agreement and/or the accession of any Additional Lender to this Agreement in accordance with Clause 2.2 (Increase in Total Commitments) of this Agreement, obliges a Finance Party (or, in the case of paragraph (c) above, any prospective New Lender) to comply with “know your customer” or other similar identification procedures in circumstances where the necessary information is not already available to it, the Obligors shall as soon as practicable upon the reasonable request of the Finance Party (through the Facility Agent) supply, or procure the supply of, such documentation or other evidence as is reasonably requested by the Finance Party (or, in the case of paragraph (c) above, on behalf of any prospective new lender) in order for the Finance Party or, in the case of paragraph (c) above, any prospective new lender to carry out and be satisfied that it has complied with all necessary “know your customer” procedures or other similar procedures under the laws and regulations applicable to the transactions contemplated in the Finance Documents.

(b)	Each Obligor agrees that to the extent permitted by the laws and regulations, it will from time to time furnish to the Finance Parties the information regarding itself and/or its

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shareholders, directors or officers, and the information regarding any actual or potential Obligor which is reasonably requested by the Facility Agent. Each Obligor further authorises the Finance Parties to collect the information related to it from any organization, institution and person and/or access the Financial Credit Information Base Database (including without limitation the PBOC Enterprise Credit Information Database) from time to time to review or use the credit reports and credit information of that Obligor for any of the following purposes: (i) accepting and reviewing that Obligor’s applications for credit facilities; (ii) reviewing the credit standing of that Obligor as a security provider; (iii) managing the post-loan risks; (iv) report credit data into Enterprise Credit Information Database; and (v) such other purpose as is reasonably requested by the credit and financing services. The authorisation granted in this Clause to the Finance Parties to access the Financial Credit Information Base Database to review or use the credit information of the Obligors shall remain in full force and effect until all the Secured Liabilities have been unconditionally and irrevocably performed and no other matter remains outstanding under the Finance Documents.

20.5	Taxation matters

The Obligors (and shall ensure each member of the Group) will:

(a)	file the tax reports and revenues that are required to be filed in any jurisdiction in a timely manner;

(b)	pay all taxes in a timely manner, and, if any tax is contested in good faith and in a proper way, ensure to make a sufficient provision for payment for such tax; and

(c)	timely pay the required stamp duty payable by it in respect of this Agreement and provide the Facility Agent with the evidence that such stamp duty has been paid,

except where (i) that member of the Group has sufficient grounds to believe that it has performed the above obligation and has appealed against such determination by the competent tax authority in accordance with the procedures prescribed by law or (ii) the failure to do so would not be expected to result in a Material Adverse Effect.

20.6	Insurance

The Borrower shall, at any time, based on the industrial practices of its industry (including, without limitation, the scope of insured assets, and types and amounts of insurance) and in respect of the Project or other primary operating assets, take out and maintain in full force and effect insurance, against those risks customarily insured against by the companies owning similar assets at the places where those assets are located or operations take place. The Borrower agrees to deliver to the Facility Agent all documents and materials relating to the aforesaid insurance as reasonably required by the Facility Agent (acting upon the instructions of the Majority Lenders).

20.7	Negative pledge

(a)	The Borrower shall (and shall ensure each member of the Group shall) not create or permit to subsist any Security or Quasi-Security over any of its assets (including without limitation to the Project) without the written consent of the Majority Lenders.

(b)	The Borrower shall (and shall ensure each member of the Group shall) not:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower;

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(ii)	sell, transfer or otherwise dispose of any of its accounts receivable on recourse terms;

(iii)	enter into or permit to subsist any title retention arrangement (except for any such arrangement made in the course of selling its assets);

(iv)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(v)	enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

In this Clause 20.7, "Quasi-Security" means an arrangement or transaction described in paragraph (b) above.

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	any Security existing or committed and disclosed in writing to the Finance Parties as of the date of this Agreement;

(ii)	any lien arising by operation of law and in the ordinary course of trading provided that the debt which is secured thereby is paid when due or contested in good faith by appropriate proceedings and properly provisioned;

(iii)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(iv)	normal and customary rights of setoff upon deposits of cash in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances ;

(v)	deposits to secure the performance of bids, trade contracts, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(vi)	easements, zoning restrictions, licenses, title restrictions, rights-of-way and similar encumbrances on real property imposed by law or incurred or granted by any Obligor or any of its Subsidiaries in the ordinary course of business that, whether individually or aggregately, do not secure any material monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of any Obligor or any of their Subsidiaries; and actions of a like nature, in each case in the ordinary course of business;

(vii)	contractual rights of set-off (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of any Financial Indebtedness, or (ii) relating to pooled deposit or sweep accounts of any Obligor or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of

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 any Obligor or any of its Subsidiaries;

(viii)	other liens on assets of the Obligor or its Subsidiaries securing other obligations of the Obligor and its Subsidiaries in the aggregate principal amount not to exceed RMB 50,000,000 at any time outstanding.

20.8	Disposals

(a)	Subject to the repayment and reinvestment provisions provided herein, in addition to the Non-disposal Assets, the Borrower also shall not enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer, convey or otherwise dispose of any of its other assets without the prior written consent of all Lenders.

(b)	Paragraph (a) above does not apply to:

(i) any disposal permitted by the Finance Documents;

(ii) any sale, lease, transfer, normal replacement of equipment, disposal related to permitted insurance indemnity under clause 7.4(b) or other disposal made by the disposing party in the ordinary course of its business and on an arm’s length basis;

(iii) any sale, lease, transfer or other disposal of assets in exchange for other assets comparable or superior as to type, value and quality and for a similar purpose (any upgrade on the main production lines shall comply with the latest NDRC Filing (if applicable) or be subject to any PRC law, regulation and local requirement); or

(iv) other dispositions and disposals (excluding any disposal under paragraphs (i) (ii) and (iii) listed above) so long as the aggregate amount thereof sold or otherwise disposed does not exceed RMB 25,000,000 during the term of this Agreement.

20.9	Loans or guarantees

The Borrower shall not make or allow to subsist any loans, grant any credit or give or allow to remain outstanding any guarantee or indemnity to any third party (except for the loans granted by the Borrower under the cash pool arrangement as permitted in Clause 20.17(c)) other than ordinary course of business.

No other Obligor shall (and the Borrower shall ensure that no other member of the Group will) make or allow to subsist any loans, grant any credit or give or allow to remain outstanding any guarantee or indemnity to or for the benefit of any person (other than (i) to or for a Subsidiary, its parent or an Affiliate, (ii) in the ordinary course of business, or (iii) as required under any Finance Document) or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.

20.10	Maintenance of assets

The Borrower shall ensure that it will (and shall ensure that each of the Obligors and other members of the Group will) properly repair and maintain in good working order and condition all of its material assets necessary for the conduct of its business (except for ordinary wear and tear in the ordinary course of business), other than where the failure to so do so would not likely result in a Material Adverse Effect.

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20.11	Merger

Without the prior written consent of the Facility Agent on behalf of the Majority Lenders, none of the Obligor or other member of the Group may enter into any amalgamation, acquisition, demerger, merger or corporate reconstruction, unless such amalgamation, acquisition, demerger, merger or corporate reconstruction would enhance the primary business capability of the Borrower and would not have any Material Adverse Effect on the business, operation, assets, prospects, financial and other condition of the Borrower or all the liabilities and debts of the Borrower in respect the Loans.

Notwithstanding the above provisions, no transfer to a third party of the equity interest directly or indirectly held by the Guarantor in the Borrower may be made without the prior written consent of the Facility Agent (acting on behalf of the Majority Lenders) and the Facility Agent (acting on behalf of the Majority Lenders) may not unreasonably withhold such consent, while any transfer will not trigger the breach of Clause 21.14.

20.12	Change of business

The Borrower shall procure (and shall ensure that the Obligors and other members of the Group will procure) that no substantial change is made to the nature and scope of the general business or operations of the Borrower and the Group from those carried on as of the date of this Agreement or otherwise contemplated as of the date of this Agreement.

20.13	Pari passu ranking

Each Obligor shall ensure that its payment obligations under the Finance Documents rank at all times at least pari passu with the claims of all of its other existing and future unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.14	Shareholder loans and inter-affiliate loans

Each Obligor shall ensure that all Financial Indebtedness owed by it to its shareholders or any member of the Group or Affiliate at any time now or in the future will be subordinated to all debts (actual or contingent) owed by it to the Finance Parties under the Finance Documents. While an Event of Default exists under this Agreement, no Obligor shall repay any Financial Indebtedness it owes to its shareholders or any member of the Group or Affiliate until all debts (actual or contingent) (including without limitation any principal, interest, costs, fees, expenses or other financing charges) owed by the Borrower to the Finance Parties under the Finance Documents that are due and payable have been irrevocably paid in full.

20.15	Environment and Social Risk Management

(a)	Each Obligor shall (and the Borrower shall ensure that each member of the Group will):

(i)	comply with all Environment and Social Risk Management Laws applicable to it (including but not limited to passing the environmental impact assessment, if applicable);

(ii)	obtain, maintain and ensure compliance with all Environment and Social Risk Management Permits required or necessary for its conduct of business; and

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(iii)	take all reasonable steps in anticipation of known or expected future changes to or obligations under any Environment and Social Risk Management Law or Environment and Social Risk Management Permit,

where failure to do so would have a Material Adverse Effect, and upon reasonable request of the Majority Lenders, the Obligors shall provide the Lenders with such cooperation as reasonably requested and as permitted by the laws and regulations as soon as reasonably practicable, so as to enable the Lenders to monitor the environmental and risk management of the Borrower, and shall provide the Finance Parties upon the reasonable request of the Majority Lenders with such supporting documents relating to the foregoing as may be reasonably requested by the Majority Lenders as soon as reasonably practicable.

(b)	Any Obligor shall inform the Facility Agent in writing as soon as reasonably practicable upon becoming aware of:

(i)	any Environment and Social Risk Management Claim which has been commenced or is threatened against it or any other member of the Group;

(ii)	any circumstance which may interfere with the compliance by it or any other member of the Group with the obligation to protect the environment; or

(iii)	any facts or circumstances which will or may result in any Environment and Social Risk Management Claim being commenced or threatened against it or any other member of the Group;

in each case of (i) – (iii), which would reasonably be expected to result in a Material Adverse Effect.

20.16	External investment

Without the prior written consent of the Majority Lenders, the Borrower shall not make any external investment not related to its principal business which may result in any Material Adverse Effect.

20.17	Financial Indebtedness

Without the prior written consent of the Majority Lenders, and subject to the provisions of relevant laws and regulations and requirement of governmental authorities, the Borrower shall not incur or permit to remain outstanding any Financial Indebtedness, except for:

(a)	the Loans hereunder;

(b)	any loan provided to it by any of its shareholders or Affiliates that is subordinated to the Facility hereunder;

(c)	any Financial Indebtedness under, including any entrusted loan borrowed by the Borrower from, the cash pool established by the Affiliates of the Borrower from time to time party thereto; but if any Event of Default occurs, the Borrower shall not repay any such loan borrowed from such cash pool before it fully repays all the outstanding Loans hereunder;

(d)	any newly raised project-based fixed asset loan or project financing by the Borrower to finance the acquisition, construction or improvement of the Project, provided that the aggregate principal amount of such newly raised loan(s) incurred in reliance on

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this clause (d) and the Total Commitments shall not exceed (i) 80% of the Total Project Investment; or (ii) the total loan amount recorded in the NDRC Filing in respect of the Project (which is lower); but in which case, the Borrower shall notify the Facility Agent at least one month prior to it entering into any facility agreement in relation to such newly raised loan(s);

(e)	any project-based fixed asset loan or project financing by the Borrower to finance the acquisition, construction or improvement of any other project in the future other than the Project, provided that the aggregate principal amount of those loan(s) incurred shall not exceed (i) 80% or any higher applicable maximum ratio (subject to the change of PRC laws and regulations) of the total project investment as required by the PRC laws and regulations; or (ii) the total loan amount recorded in the NDRC filing in respect of that project (which is lower); but in which case, the Borrower shall notify the Facility Agent at least one month prior to it entering into any facility agreement in relation to such loan(s); or

(f)	any working capital loan(s) by the Borrower in the principal amount up to USD 100,000,000 or its equivalent currency after the Project is formally operated.

20.18	Arm’s length basis

Each Obligor shall not (and shall ensure that no member of the Group will) enter into any transaction with any person (other than with a member of the Group) except on an arm’s length basis or otherwise in the ordinary course of business.

20.19	Dividends

No Obligor shall distribute or pay any dividend to its shareholders, if:

(i)	any Event of Default or Potential Event of Default is continuing; or

(ii)	the distribution or payment of such dividend will result in any Event of Default or Potential Event of Default .

20.20	Foreign Guarantee for Onshore Facility

The Borrower shall ensure that:

(a)	without prejudice to Clause 20.17 (Financial Indebtedness) of this Agreement, if the Borrower incurs any borrowing (other than the WBND transaction under the Finance Documents) which also constitutes WBND transaction (the “New WBND”), the Borrower shall inform the Facility Agent immediately after the incurrence of such borrowing under the New WBND, and if any security under the New WBND is enforced, the Borrower shall not continue utilizing the remaining amount in the Facility until the subrogation foreign debt under the New WBND has been irrevocably repaid in full. As long as the Total Commitments are fully withdrawn or as from the maturity date of the Availability Period, the Borrower shall refrain from entering into any WBND transaction with the aggregate amount exceeding the sum of the Borrower's then applicable total foreign debt amount minus the Total Commitments hereunder at such time;

(b)	with respect to the WBND provided by the Guarantor under the Guarantee, the foreign debt registration formalities will be performed with the relevant office of the State Administration of Foreign Exchange of China within fifteen (15) PRC Business Days after the enforcement or realization of such guarantee;

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(c)	at the time of performing the foreign debt registration, the Borrower will ensure WBND Quota is sufficient to perform the foreign debt registration under paragraph (b) above;

(d)	immediately upon request by the Facility Agent, it will provide the Facility Agent with necessary information and materials regarding the details of any WBND, breaches of contract under any offshore underlying transaction, foreign debt registration, repayment of offshore debts, and other relevant matters in connection with its performance of the registration procedures for the offshore guarantor or security provider under the other WBND. Such information and materials shall be true, accurate and complete; and

(e)	it will take all necessary steps to ensure that the indebtedness to the Lenders hereunder is paid in full in the currency in which it is payable.

For the purpose of this Clause, “WBND Quota” means the limit on the external indebtedness of the Borrower arising from the performance of the WBND to the extent permitted by the then applicable PRC laws and regulations.

20.21	Cooperation obligation

If the work of the Lenders such as payment management, post-loan management or other relevant inspection in respect of the Loans (including an on-site inspection of any Obligor or other member of the Group and the engagement of qualified professionals to accompany them on such inspection) requires the cooperation of, or provision of relevant information or materials by, the Obligors or other members of the Group, the Obligors shall (and shall ensure that the other members of the Group will) provide support and cooperation and provide relevant information or materials as the Lenders may reasonably request (through the Facility Agent), provided that such inspections by the Lenders shall not disturb the normal operation of the Obligors and there shall not occur more than two of such inspections in any fiscal year of the Borrower.

20.22	Use of Loan proceeds

The Borrower shall ensure that its use of the Loan proceeds shall be in compliance with the requirements of relevant laws and regulations, and shall provide the Facility Agent with supporting documents proving that its use of the Loan proceeds is in compliance with laws and regulations if the Facility Agent requires so for the purpose of monitoring the use of the Loan proceeds pursuant to the laws, regulations or regulatory requirements.

20.23	Implementation of FATCA

The Obligors shall ensure that none of the members of the Group shall become a FATCA Foreign Financial Institution or a US Tax Obligor.

20.24	Material Adverse Effect

Each Obligor shall ensure that there will be no change having a Material Adverse Effect on the business, management and operation of the Group, taken as a whole. The Borrower shall promptly notify the Facility Agent upon becoming aware of any such change or any litigation proceeding or arbitration which may have Material Adverse Effect.

20.25	The Project

(a)	As used in this clause, “good industry practice” means the skill, prudence and practices of operation that a skilled and experienced person engaged in the industry of the same

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type as that of the Borrower is reasonably and ordinarily expected to apply under the same or similar circumstance.

(b)	The Borrower shall operate and maintain the Project and all its assets, or ensure that the Project and all its assets are operated and maintained, diligently in a safe, efficient and professional manner in accordance with good industry practice.

(c)	The Borrower shall ensure that it is at all times the sole legal owner of, and has good and marketable title to, the Project.

(d)	Subject to Article 20.7 (Negative pledge), the Borrower shall ensure that no mortgage (including sub-ranking mortgage or secondary mortgage) exists or shall be created, over any of the assets of the Project (whether land, construction-in-progress or factory buildings after the construction being completed) without the prior written consent of all Lenders, other than the security created or permitted under the Finance Documents.

(e)	The Borrower shall ensure that it is at all times in compliance with the material covenants, conditions and terms of all agreements to which it is a party and which is applicable to the Project, unless such failure to comply would not reasonably likely result in a Material Adverse Effect.

(f)	The Borrower shall ensure that the Project complies in all material respects with the applicable health, safety, planning, construction and environmental laws and regulations.

(g)	If any change of the real estate certificate, construction land planning permit, construction project planning permit and construction commencement permit issued by the relevant authorities occurs, the Borrower shall promptly submit a copy of the updated certificate or permit to the Facility Agent for record.

(h)	Without the prior written consent of the Facility Agent (acting on the instruction of the Majority Lenders), the Borrower shall not reduce or cancel any of its paid-in registered capital before the completion acceptance filing of the Project is obtained.

(i)	The Borrower shall notify the Facility Agent in writing of its latest approved total project investment, registered capital and paid-in registered capital on the date of expiration of each of the half-year periods after the date of this Agreement.

20.26	Fixed asset loan compliance

The Borrower shall comply in all material respects with the applicable laws and regulations, including, without limitation, that the Borrower shall ensure that:

(a)	the development, construction and/or (as the case may be) operation of the Project for which the Loans will comply with the applicable laws and regulations concerning industry, land, environment protection, etc., and all the administrative formalities (if applicable) necessary for a fixed asset investment project have been completed in accordance with the laws;

(b)	the capital invested in the Project complies with the applicable capital requirements for fixed asset investments (including without limitation the requirement on the minimum percentage of capital);

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(c)	all material approvals, permits, Authorisations and licenses in connection with the Project shall be and remain in full force and effect; and

(d)	the Borrower and the Project shall fully comply with any restriction and requirement under relevant approvals, permits, Authorisations and licenses, and no event, condition or step that may affect the validity or effectiveness of, or require the modification or adjustment of, such approvals, permits, Authorisations and licenses has occurred or been taken.

20.27	Repayment Reserve Account

The Borrower shall designate the Repayment Reserve Account as its account for collecting 80% of all account receivables related to sales of products, and provide the Facility Agent with the statements in respect of other account related to the receivables of the Project as reasonably requested by the Lenders (through the Facility Agent). If the Borrower fails to repay in time any amount due and payable under the Finance Documents, the Borrower hereby irrevocably authorizes the Facility Agent to withdraw from the Repayment Reserve Account relevant amount and use such amount towards repaying or setting off the obligations due and payable by the Borrower under the Finance Documents.

20.28	Regulation of the Loan

The Borrower undertakes that it will follow all relevant laws and regulations issued by the China Banking and Insurance Regulatory Commission (formerly the China Banking Regulatory Commission) in relation to the loan business and perform all necessary obligations to comply with the provisions related to this loan in the regulations including but not limited to Interim Measures for the Administration of Fixed Assets Loans issued on July 23, 2009

20.29	Sanctions

The Borrower shall not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund, finance or facilitate any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, financing or facilitation is the target of Sanctions or in any way that is not in line with applicable export control regulations, except to the extent permitted for a Person required to comply with Sanctions, or (ii) in any other manner that would result in a violation of Sanctions or applicable export control regulations, by any Person (including any Person participating in the Loans, whether as administrative agent, arranger, issuing bank, advisor, investor or otherwise).

20.30	anti-bribery

(a)	None of the Obligor, nor to the knowledge of the Obligor, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including, without limitation, the United Kingdom Bribery Act 2010 (the "UK Bribery Act") and the US Foreign Corrupt Practices Act of 1977 (the "FCPA").

(b)	The Obligor and, to the knowledge of the Obligor, its Affiliates have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to

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ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(c)	The Obligor shall ensure that no proceeds shall be directly or, to its knowledge, indirectly used for any payment, offer, promise to pay or authorization of payment or giving of money or anything else of value, to any Person that result in a violation of any applicable anti-bribery or anti-corruption laws.

20.31	Anti-Money Laundering and anti-corruption

(a)	The operations of the Borrower and its Subsidiaries and their Affiliates are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency having jurisdiction over the Borrower or any of its other Subsidiaries or their respective Affiliates (collectively, the "Money Laundering Laws") and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower or any of its other Subsidiaries or their respective Affiliates with respect to the Money Laundering Laws is pending or, to the best knowledge of the Borrower, threatened in writing.

(b)	The Borrower shall ensure that each member of the Group will comply with all the Money Laundering Laws and anti-corruption laws.

20.32	Connected transactions

The Borrower shall promptly inform the Facility Agent of the Borrower’s inter-group connected transactions not in the ordinary course of business and with an aggregate value no less than 10 percent of the then value of the Borrower’s net assets, including but not limited to (a) the relationship with the relevant parties in such connected transaction; (b) the transaction project and its nature; (c) transaction amount or the corresponding proportion; (d) scale and pricing policy of such inter-group connected transactions (including transactions with no amount or only has a nominal amount) and (e) any other documents reasonably requested by the Facility Agent. The Borrower shall not arbitrage bank loans or credits or evade their debts by taking advantage of connected transactions.

20.33	Compliance actions

Each Obligor acknowledges and agrees that:

(a)	each of the Finance Parties and their group members is required to comply with the laws and regulations and requirements of public regulatory agencies of multiple jurisdictions, including laws, regulations and requirements related to the (i) prevention of money laundering, terrorist financing, corruption, tax evasion and providing financing or other services to persons or entities that may be subject to economic or trade sanctions; or (ii) investigating, prosecuting, or exercising rights due to any person’s violation of any laws and regulations;

(b)	each Finance Party may take and may instruct its group member to take actions it deems appropriate in its full discretion (“Compliance Actions”) to prevent or investigate criminal acts or potential violations of sanction regimes, or to comply with relevant laws,

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regulations, sanction regimes, international standards, relevant Finance Party’s group procedures and/or instructions from public, regulatory or industry groups related to any group member of the Finance Party. Such Compliance Actions include interception and investigation of any payments, communications or instructions; further inquiries on whether individuals or entities are subject to sanction regimes;

(c)	the Finance Parties and any their group member shall not be liable to the Obligor for (i) any action undertook or incurred, wholly or partly due to non-performance of any obligation under the Finance Documents of the Finance Party, or (ii) any loss or delay (including direct or indirect loss, or loss of income, data or profit) caused by any actions in accordance with the Compliance Actions of the Finance Parties or their group members, in each case, other than as a result of the gross negligence or willful misconduct of a Finance Party.

20.34	US Person

(a)	If the Borrower is a US person and wants to transfer any proceeds of the Loan obtained from the Lenders to the United States by remittance, transfer or any other form (except for the fulfilment of payment or other obligations under trade transactions), it shall obtain the Lenders’ prior consent. The Lenders have the authority to decide independently whether to agree or not.

(b)	For the purpose of this Agreement, the Borrower will be deemed as a US person under the circumstances where:

(i)	the Borrower’s registered place, main business place, and/or the location of the mailing address reserved by the Lenders is in the United States; and

(ii)	any agent of the Borrower: (A) in case of a natural person, is a US citizen or US resident (including but not limited to US Permanent Residents) and/or any residential address/correspondence address reserved by the Lenders is in the United States; (B) in case of an entity, its registered place, main business place and/or mailing address reserved by the Lenders is in the United States. The Borrower’s agent includes but not limited to the real estate or trust executor or manager, liquidator, trustee, fiduciary, appointee, signatory, or person acting on behalf of the Borrower in accordance with the authorization letter issued by the Borrower.

21.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 21 (other than Clause 21.20 (Acceleration)) is an Event of Default.

21.1	Non-payment

An Obligor does not pay any principal on the due date or any interest or other amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless its failure to pay is caused by technical error and/or the payment is made within 3 Business Days of its due date.

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21.2	Financial covenants

Any requirement of Clause 19 (Financial Covenants) is not satisfied; provided that, no Event of Default shall occur under this clause 21.2 to the extent the Borrower is attempting to amend this Agreement if required by clause 19, but is unable to do so because the Facility Agent or a Lender requested a stricter financial covenants thereunder and it causes a delay in execution or negotiation by the Facility Agent or such Lender, but at any time the Borrower shall ensure the financial covenants to be added or amended is not inferior to the agreed condition in the Guarantor’s Existing Credit Agreement.

21.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than (i) those referred to in Clause 21.3(b), and (ii) Clause 18.6, 21.1 and 21.2 ), and such failure is not capable of remedy or could not be remedied within 30 days after (i) receipt by such Obligor of notice of such failure by the Facility Agent or (ii) it becoming aware of the failure to comply (whichever is earlier).

(b)	An Obligor does not comply with Clause 3 (Loan Purpose), Clause 5.5(c) (Loan Disbursement and Purpose), Clause 20.17(d) or Clause 20.29 (Sanctions).

21.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

21.5	Cross acceleration

If any of following situation occurs, the Loans under this Agreement will be due and payable under cross acceleration:

(a)	The Guarantor’s Existing Credit Agreement is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (as described therein).

(b)	Solely if the Guarantor’s Existing Credit Agreement is terminated and not replaced, any Financial Indebtedness of the Guarantor in an aggregate amount in excess of USD 200,000,000 is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (as described herein).

21.6	Insolvency

(a)	Any Obligor or any member of the Group is or admits inability to pay its debts as they fall due or generally suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of the Obligor and the other members of the Group, taken as a whole, are less than their liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor or any member of the Group.

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21.7        Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Guarantor or any member of the Group other than a solvent liquidation or reorganisation of the Guarantor or any member of the Group;

(b)	a composition, assignment or arrangement with any creditor of the Guarantor or any member of the Group;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of the Guarantor or any member of the Group), receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of the Guarantor or any member of the Group; or

(d)	enforcement of any Security over any assets of the Guarantor or any member of the Group;

or any analogous procedure or step is taken in any jurisdiction; and, paragraph (a) above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within thirty (30) days of commencement.

21.8	Litigation process

Any litigation procedure has been brought against any member of the Group, and such member of the Group is not appealing such judgment or decision and fails to make corresponding payment in accordance with the effective litigation judgment or decision, and the amount payable by that member of the Group according to the judgment or decision is not less than RMB 50,000,000 or any other litigation process which has a Material Adverse Effect to any member of the Group has occurred.

21.9	Unlawfulness or unenforceability

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

21.10	Non-compliance with law

Any member of the Group fails to comply with any applicable laws (including but not limited to Environmental and Social Risk Management Laws), and has a Material Adverse Effect.

21.11	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

21.12	Security

The Guarantee is not in full force and effect or does not create in favour of the Facility Agent (on behalf of all the Lenders) the security which it is expressed to create, fully perfected and with the ranking and priority it is expressed to have.

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21.13	Change of control

The Guarantor no longer directly or indirectly holds 65 percent of the equity of the Borrower, or no longer maintains control over the Borrower.

21.14	Material adverse effect

Any event or series of events occurs which, as determined by the Majority Lenders reasonably, has or is likely to have a Material Adverse Effect.

21.15	Acceleration

On and at any time after an Event of Default has occurred and is continuing, the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Commitments, whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders.

SECTION 8

Changes to the Parties

22.	Changes to the Lenders

22.1	Transfers by the Lenders

Subject to this Clause 22, a Lender (the “Existing Lender”) may transfer by novation all or (to the extent permitted by applicable laws and regulations) any of its rights and/or obligations to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”), provided that such transfers shall be, in any event, complied with this Clause 22 (Changes to the Lenders); provided further that, other than in the case of (i) an assignment to an Existing Lender or an Affiliate of an Existing Lender or (ii) the occurrence of any Event of Default, the Borrower shall have provided consent thereto. In any case a consent is required, the Borrower shall have deemed to have consented unless it objects in writing within ten (10) Business Days following written notification by the Facility Agent.

22.2	Conditions of assignment or transfer

(a)	A Lender may transfer all or (to the extent permitted by applicable laws and regulations) any part of its rights and/or obligations under this Agreement to the New Lender in accordance with above Clause 22.1 (Transfers by the Lenders), provided that such transfer shall be notified to other Lenders and the Borrower under this Agreement thirty (30) days in advance and the Facility Agent shall be copied in. The other Lenders shall have the right of first refusal on such transfer of the rights and/or obligations under the same conditions. To the extent permitted by applicable laws and regulations, if the Existing Lender transfers all or any part of its rights and/or

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obligations under this Agreement to its Affiliate, the other Lenders agree to give up the right of first refusal. The Facility Agent shall give prior notice of such transfers by the Lenders to the Borrower.

(b)	Subject to paragraph (a) above, within thirty (30) days from the date when the Existing Lender gives notice of such transfer, the relevant Lenders shall notify the Existing Lender (and copy in the Facility Agent) to exercise or waive its right of first refusal. If the relevant Lenders fail to notify the Existing Lender within the above-mentioned period, it shall be deemed that such Lenders have waived their rights of first refusal. Notwithstanding the foregoing provisions, each Lender agrees that if any Lender intends to transfer all or any part of its rights and/or obligations under this Agreement to its Affiliate in accordance with the with above Clause 22.1 (Transfers by the Lenders), the other Lenders shall be deemed to have waived the right of first refusal on the date upon receipt of such notice.

(c)	A transfer will be effective only if the Facility Agent receives a written confirmation letter (in form and substance satisfactory to the Facility Agent) by the Existing Lender and the New Lender, and such confirmation letter confirms that the New Lender shall assume the same obligations to other Finance Parties as if it were the Original Lender.

(d)	A transfer will be effective only if the procedures set out in Clause 22.5 (Procedure for transfer) is complied with.

(e)	If:

(i)	a Lender transfers all or any of its rights and/or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of the circumstances existing at the date of the transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office in accordance with Clause 12 (Tax Gross-up and Indemnities) or Clause 13 (Increased Costs).

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment in accordance with the above Clauses to the same extent that the Existing Lender or Lender acting through its previous Facility Office would have been if the transfer or change had not occurred.

(f)	The Facility Agent shall upon the Borrower’s request forward the scanned copy of the relevant Transfer Certificate to the Borrower for reference.

(g)	The Facility Agent shall maintain a register for the recordation of the names and addresses of the Lenders, and the principal amounts of (and stated interest on) relevant Loans owing to Lenders pursuant to the terms hereof from time to time.

22.3	Transfer fee

The New Lender shall, on or before the date upon delivery of a completed Transfer Certificate to the Facility Agent in accordance with Clause 22.5 (Procedure for transfer), pay to the Facility Agent (for its own account) a fee of RMB 20,000 (excluding any form of deductions or withholdings).

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22.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender and an Increase Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender and Increase Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its Affiliates in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its Affiliates whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations transferred under this Clause 22; or

(ii)	support or undertake any losses directly or indirectly incurred by the New Lender and Increase Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

22.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 22.2 (Conditions of transfer), a transfer is effected in accordance with paragraph (b) below when the Facility Agent executes, five (5) Business Days in advance to the Transfer Date (or such shorter period as the Facility Agent may agree), an otherwise duly completed Transfer Certificate (in triplicate) delivered to it by the Existing Lender and the New Lender. The Facility Agent shall as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate. The Facility Agent shall, within three (3) Business Days from the execution of the Transfer Certificate, provide the Borrower with a certified true copy of the executed Transfer Certificate.

(b)	The Facility Agent shall not be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender unless it is required by the PRC laws and

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regulations or the requirements of regulatory authorities applicable to the Facility Agent that it shall conduct “know your customer” and other similar procedures in relation to the transfer to such New Lender and the Facility Agent has completed all “know your customer” and other similar procedures that are required by the PRC laws and regulations or the requirements of regulatory authorities (the aforesaid procedures shall be completed no later than the Transfer Date). The Facility Agent shall not refuse to execute such Transfer Certificate without any rational reason.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and/or obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Transaction Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Facility Agent, the Mandated Lead Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Mandated Lead Arranger and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iv)	the New Lender shall become a Party as a “Lender”.

22.6	Disclosure of Information

Any Finance Party may disclose any information relating to the Obligor, the Group, other Finance Parties and the Finance Documents to parties listed in paragraphs (a) to (h) below:

(a)	any of its Affiliates, its representative office and its head office and any other subsidiary/branch in any country or region (the “Licensee”);

(b)	any executives, employees, directors, staff, professional advisers, auditors, partners, representatives and service providers of such Finance Party and the Licensee on a need to know basis that undertakes duty of confidentiality to such Finance Party and the Licensee;

(c)	any credit rating agency, insurer or insurance broker of, or direct or indirect provider of credit protection to, such Finance Party and the Licensee;

(d)	any court or tribunal, or a department or stock exchange with regulatory, supervision, administrative or quasi-administrative power with jurisdiction over the Finance Party and the Licensee; provided that, to the extent such Finance Party is legally permissible and practical, such Finance Party will provide written notice to the Borrower of such disclosure and the nature and details thereof;

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(e)	any other Finance Party;

(f)	any other actual or potential persons listed below or their Affiliates, agents or professional consultants:

(i)	Such Finance Party intends to transfer (or possibly transfer) all or any of its rights and/or obligations under this Agreement to the person (or through the person);

(ii)	Such Finance Party intends to enter into (or possibly enter into) any subcontracting with the person (or through the person) in relation to this Agreement or the Borrower, or engage or enter into any other transactions that will make payment with reference to this Agreement or the Borrower;

(iii)	So long as in the case of (i) and (ii) above, the information is required to be disclosed to the person, such person undertakes the duty of confidentiality and such information is within the scope in accordance with any applicable laws and regulations; or

(g)	Any other persons agreed in writing by the Borrower or other Finance Party (as the case may be).

Under the premise of not violating relevant laws and regulations, and without prejudice to any other agreement between the Lenders and the Obligor, each Obligor agrees to provide to the Lenders and the Facility Agent personal data of, including its shareholders and beneficial owners in accordance with the reasonable requirements of any Lender or the Facility Agent; and the Obligor confirms that it legally provide information for the use and disclosure of Finance Party under the following purposes: (i) to provide products or services to the Obligor; (ii) to meet the Lenders’ operational, administrative or risk management requirements; and (iii) to comply with any legal requirements or request of any court, government agency or regulatory agency that reasonably deemed necessary by the Finance Party.. Any consents related to personal data made upon this Clause shall continue to be effective after any such person's civil capacity is restricted or forfeited, or any commitment amount and/or any commercial relationship between the Obligor and the Finance Party is cancelled, terminated or repaid.

The Obligors authorise the Facility Agent and each Finance Party to, under the premise of not violating relevant laws and regulations, collect, use and disclose confidential information (including the personal data) about each of the Obligors and Finance Parties or individuals relating to each of the Obligors and/or Finance Parties, so that the Facility Agent and each Finance Party can carry out its obligations to the Obligors and/or, as the case may be, for other related purposes, including auditing, monitoring and analysis of its business, fraud and crime prevention, money laundering and legal and regulatory compliance. Subject to any applicable law and regulations in relation to personal information in PRC, the Lenders and the Facility Agent may also transfer the confidential information (including personal data) to any country to process information. Wherever it is processed, the personal data will be protected by security measures and a degree of care to which all members of each Finance Party and their staff are subject and will only be used in accordance with this Agreement. Any consent related to personal data made upon this Clause shall continue to be effective after death, incapacity, bankruptcy or insolvency of such person, and after any commitment amount and/or any commercial relationship between the Obligor and/or the Finance Party is cancelled, terminated or repaid.

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22.7	Authorization to the Facility Agent

Upon confirmation by the Borrower to the Finance Party for each transfer request, the Borrower authorizes the Facility Agent to sign the Transfer Certificate on its behalf to indicate its consent to the proposed transfer. Each Obligor and any other Finance Party (except the Lender who intend to transfer and the New Lender) irrevocably authorizes the Facility Agent to sign the Transfer Certificate on its behalf to indicate its consent to the proposed transfer.

22.8	Exclusion of Facility Agent’s liability

In relation to any transfer pursuant to this Clause 22 (Changes to Lenders), each Party acknowledges and agrees that the Facility Agent shall not be obliged to enquire as to the accuracy of any representation or warranty made by a New Lender in respect of its eligibility as a Lender.

22.9	Universal Succession

If a Lender is to be merged with any other person by universal succession, such Lender shall, at its own cost and within forty-five (45) days of that merger, deliver to the Facility Agent:

(a)	an original or certified true copy of a legal opinion issued by a qualified legal counsel practicing law in its jurisdiction of incorporation confirming that all such Lender’s assets, rights and obligations generally have been duly vested in the succeeding entity who has succeeded to all relationships as if those assets, rights and obligations had been originally acquired, incurred or entered into by the succeeding entity; and

(b)	an original or certified true copy of a written confirmation by either the Lenders’ legal counsel or such other legal counsel acceptable to the Facility Agent and for the benefit of the Facility Agent (in its capacity as agent of the Lenders), confirming that the laws of the People’s Republic of China and of the jurisdiction in which the lending office of such Lender is located recognise such merger by universal succession under the relevant foreign laws.

whereupon a transfer and novation of all such Lender’s assets, rights and obligations to its succeeding entity shall have been, or be deemed to have been, duly effected as at the date of the said merger.

If such Lender, in a universal succession, does not comply with the requirements under this Clause 22.9, the Facility Agent has the right to decline to recognise the succeeding entity and demand such Lender and the succeeding entity to either sign and deliver a Transfer Certificate to the Facility Agent evidencing the transfer of all rights and obligations of such Lender to that succeeding entity, or provide or enter into such documents, or make such arrangements acceptable to the Facility Agent (acting on the advice of the Lender’s legal counsel and any legal costs so incurred shall be borne by the relevant Lender) in order to evidence that all rights and obligations of the relevant Lender under this Agreement have been transferred to the succeeding entity.

23.	Changes to the Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under this Agreement.

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SECTION 9

the Finance Parties

24.	Role of the Facility Agent and Mandated Lead Arranger

24.1	Appointment of the Facility Agent

(a)	Each of the Finance Party appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	The other Finance Parties authorise the Facility Agent to perform the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2	Duties of the Facility Agent

(a)	The Facility Agent shall promptly forward to a Party a copy of any document (other than the Transfer Certificate) which is delivered to the Facility Agent for that Party by any other Party.

(b)	The Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)	If the Facility Agent is aware of the non-payment of any principal, interest, or other fee payable to a Finance Party under this Agreement, it shall promptly notify the other Finance Parties.

(e)	The Facility Agent shall, upon reasonable request of other Finance Party, request the Borrower to provide the information specified in Article 18.4 (Information: Other Provisions) of this Agreement.

24.3	No Duty to Monitor

The responsibilities of the Facility Agent under the Finance Documents are only operational and administrative, except as specifically provided in the Finance Documents in which it is a Party, the Facility Agent has no other obligations, including but not limited to the Facility Agent shall not be bound to enquire or investigate:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

24.4	Role of the Mandated Lead Arranger

Except as specifically provided in the Finance Documents, the Mandated Lead Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

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24.5	No Fiduciary Duties

(a)	Nothing in this Agreement constitutes the Facility Agent or Mandated Lead Arranger as a trustee or fiduciary of any other person.

(b)	No Facility Agent and Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account

(c)	For any payment that the Facility Agent receives from any person and is paid to it for the purpose of this Agreement, the Facility Agent may deal with the above payment in accordance with the banks disposal of the money that receives from its customers under normal circumstances, but the Facility Agent does not need to pay interest to any person for these payments.

24.6	Business with the Group

The Facility Agent and the Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Group Members.

24.7	Rights and Discretions

(a)	The Facility Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and is not responsible for verifying any signature on any document; and

(ii)	Any statement made and can be reasonably assumed to be within the knowledge or to be provable within the capacity of any Party’s director, authorized signatory or employee.

(b)	The Facility Agent may assume (unless the Facility Agent has received notice to the contrary in its capacity as agent for the Finance Parties) that:

(i)	no Default has occurred (unless the Facility Agent has actual knowledge of a Default arising under Clause 21.1 (Non-payment))

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Facility Agent may act in relation to the Finance Documents through its officers, employees.

(e)	The Facility Agent may disclose to any other Party any information it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, the Facility Agent or the Mandated Lead Arranger is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

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24.8	Majority Lenders instructions

(a)	Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as the Facility Agent) , (ii) be entitled to assume that the Majority Lenders have appropriately made such instructions in accordance with the provisions of the Finance Documents and unless a clear notice of cancellation is received, the instructions have not been cancelled when they are received by the Facility Agent and (iii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	As to whether (and in which form) to exercise or not exercise any instructions given to it as the Facility Agent by the Majority Lenders for any rights, powers, authority or discretion, the Facility Agent may require the Majority Lenders to give further clarification or explanation. The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders or under paragraph (e) below until it has received such clarification or explanation.

(d)	The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders or under paragraph (e) below until it has received such security as it may require for any cost, loss or liability (together with any associated indirect tax) which it may incur in complying with the instructions.

(e)	In the absence of instructions from the Majority Lenders, the Facility Agent may act or refrain from acting as it considers to be in the proper manner.

(f)	None of the Facility Agent is authorised (without first obtaining a Lender’s consent) to act on behalf of that Lender in any legal or arbitration proceedings relating to any Finance Document.

24.9	Responsibility for documentation

Neither the Facility Agent nor the Mandated Lead Arranger is responsible or liable for:

(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Mandated Lead Arranger, the Borrower or any other person given in or in connection with any Finance Document or; or

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed under, in anticipation of or in connection with any Finance Document.

24.10	Exclusion of liability

(a)	Without limiting paragraph (b) below and unless directly caused by its gross negligence or wilful misconduct, the Facility Agent will not be liable for:

(i)	any liability arising as a result of taking or not taking any action under or in connection with any Finance Document (including but not limited to, the Facility Agent will transfer relevant loan funds and/or expenses base on the Finance Party’s account information of the Lenders listed in Table B of Schedule 1 (or the other account information provided by the Lenders to the

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Facility Agent in writing in three(3) Business Days in advance at any payment time of each Availability Period, each Repayment Date, Interest Payment Date or etc.), if any fund fail to be paid into the account caused by incorrect account information provided by the Lender or the Lender’s system of bank account, the Lender shall bear the corresponding responsibilities on its own and the Facility Agent shall not bear any responsibility);

(ii)	exercising, or not exercising, any decision, discretion or authority given to it under or in connection with any Finance Document or any other agreements entered into, made or executed in anticipation of the Finance Documents; or in connection with any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document;

(iii)	(without prejudice to paragraphs (i) and (ii) above) any damages, costs or losses to any person, any diminution in value or any liability (including negligence or any other category of liability, but not including any claim based on the fraud of the Facility Agent) arising as a result of：(A) any act, event or circumstance not reasonably within the control of the Facility Agent; or (B) the general risks of investment in, or the holding of assets in, any jurisdiction, including but not limited to Clause 24.12 (Force majeure).

(b)	No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this Clause.

(c)	The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Facility Agent to conduct any “know your customer” or other procedures in relation to any Lender. Each Lender confirms to the Facility Agent that it is solely responsible for any investigation procedures it is required to conduct and that it shall not rely on any statement in relation to such procedures or check made by the Facility Agent.

(e)	The Facility Agent will not be liable for any check or investigation on the extent to whether there is an event of default or a potential event of default.

(f)	Unless the applicable laws and regulations have mandatory requirements, the Facility Agent will not be liable for providing any certificates, documents or information required by any anti-money laundering investigation (except for information related to itself). Any such certificates, documents or information shall be provided directly by the Borrower or the relevant Lenders, although the Facility Agent may request for such certificates, documents or information.

(g)	The Facility Agent will not be liable for the failure or delay to perform its obligations under the Finance Documents of any other Party of the Finance Documents.

(h)	The Facility Agent will not be liable for any diminution in value of the guaranteed debt (if any) arising from the execution of any Finance Documents or the retention of any

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rights under any Finance Documents.

24.11	Lenders' indemnity to the Facility Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three (3) Business Days of demand, against any cost, loss or liability (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document).

24.12	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint one of its Affiliates acting through an office in the place where it located as successor by giving thirty (30) days’ written notice to the other Finance Parties and the Borrower.

(b)	Alternatively, the Facility Agent may resign by giving thirty (30) days’ written notice to each Lender and Borrower, in which case the Majority Lenders may appoint a successor Facility Agent; provided that, the Borrower shall consent to such successor Facility Agent, such consent not to be unreasonably withheld or delayed.

(c)	The retiring Facility Agent shall make available to the successor Facility Agent such documents and records as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(d)	The Facility Agent's resignation notice takes effect on the 30 days after notice of resignation was given. If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the resignation notice shall still take effect and the retiring Facility Agent may appoint a successor Facility Agent, provided that unless the successor Facility Agent is an Affiliate of the retiring Facility Agent and/or an Event of Default has occurred, the Borrower shall consent to the successor Facility Agent, such consent not to be unreasonably withheld or delayed.

(e)	Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of Clause 24. Any successor and each of the other Parties shall have the same rights and obligations among themselves as they would have had if such successor had been an original Party.

(f)	After consultation with the Borrower, the Majority Lenders may, by giving written notice to the Facility Agent, require it to resign in accordance with paragraph (b) above by giving reasonable ground. In this event, the Facility Agent shall resign in accordance with paragraph (b) above.

(g)	All reasonable and documented costs and expenses related to the appointment of a successor Facility Agent shall be borne by the Borrower (except for items of expenses that shall not be borne by the Borrower as expressly stipulated by laws, regulations and provisions of the competent authority).

(h)	If on or after the date which is three Months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, the Facility Agent may resign in accordance with paragraph (b) above when:

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(i)	the Facility Agent fails to respond to a request under Clause 12.6 (FATCA information) and the Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date

(ii)	the information supplied by the Facility Agent pursuant to Clause 12.6 (FATCA information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Borrower and the Lender that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and that Lender, by notice to the Facility Agent, requires it to resign.

24.13	Confidentiality

(a)	In acting as Facility Agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, the Facility Agent or the Mandated Lead Arranger shall not be obliged to disclose to any person: (i) any confidential information, or (ii) any other information that it reasonably believes that the relevant disclosure will or may result in a violation of any laws or regulations or any contractual or fiduciary duties.

24.14	Relationship with the Lender

Subject to Clause 27.2 (Distributions by the Facility Agent), the Facility Agent may treat each Lender as the Lender is authorised to obtain proceeds in accordance with this Agreement and can act through its Facility Office unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

24.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent and the Mandated Lead Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any

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Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document, Party or any of its respective assets under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

24.16	Deduction from amounts payable by the Facility Agent

(a)	If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

(b)	Any amount, remuneration or expenses that the Facility Agent shall receive by performing its duties as a Facility Agent in accordance with the Finance Documents shall not be deducted by any amount, remuneration or benefit in other transactions conducted by the Facility Agent (or its Affiliates) with each Finance Party or the Obligor.

24.17	Disclaimer of consequential damages

Notwithstanding other provisions in this Agreement, none of the Facility Agent, the Mandated Lead Arranger, or Finance Party and its Subsidiaries, Affiliates, senior officer, directors or employees will be liable to the Obligor or the others’ specific, indirect, or punitive damages (including but not limited to loss of profits, whether foreseeable or unforeseeable) pursuant to this Agreement and the transactions contemplated by this Agreement, even if the Facility Agent is aware or informed of the possibility of such damages and regardless of whether any claims for those damages are based on negligence, breach of contract, breach of trust, breach of fiduciary duty. Each parties to this Agreement waives, releases and agrees not to commence any proceedings with respect to those liabilities, regardless of whether these responsibilities have occurred, are known or suspected to exist. This Clause shall continue to be valid after the termination of this Agreement or the resignation of the Facility Agent.

24.18	Connected Transactions and Information Disclosure

(a)	The Banking (Exposure Limits) Rules (Cap. 155S) and regulations in respect thereof in Hong Kong and the CBRC Administration Rules on the Connected Transactions of Commercial Banks with Insiders and Shareholders (the “CBRC Rules”) have imposed on each Finance Party certain limitations on advances to persons related to the HSBC Group or each Finance Party or advances that are of the "connected transaction" nature. In entering into this Agreement, the Borrower shall advise the Facility Agent whether the Borrower is in any way related or connected to the HSBC Group or each Finance Party or is otherwise a "connected party" as defined in the CBRC Rules. In the absence of such advice, the Facility Agent will assume that the Borrower is not so related or connected. If the Borrower becomes so related or connected subsequent to acknowledging this Agreement, it shall immediately advise the Facility Agent in writing of the same.

"HSBC Group” means HSBC Holdings plc, its subsidiaries, related bodies corporate, associated entities and undertakings and any of their branches and member or office of

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the HSBC Group shall be construed accordingly.

(b)	The Finance Party may provide to HSBC Group and any PRC domestic companies or entities in the group of another Finance Party any information in respect with any account opened by the Borrower at the Finance Party and the credit of the Borrower provided by the Finance Party or performance of such matters or other information relating the business relationship between the Borrower and the Finance Party.

24.19	Anti-money Laundering and Counter-terrorist Financing

(a)	Upon the request of the Facility Agent, any Finance Party shall promptly provide the Facility Agent with the documents and other supporting materials (or prompt such documents or supporting materials to be provided) as reasonably requested by the Facility Agent for the purpose of conducting relevant investigations in accordance with any anti-money laundering laws or regulations applicable to the Facility Agent or its Affiliates and the results of such investigations shall satisfy the Facility Agent. Each Finance Party shall also be entitled to conduct such investigations at its sole discretion.

(b)	Each Finance Party may independently take or appoint any representative to take measures that it deems appropriate based on its absolute discretion to comply with any applicable laws and regulations, requirements of public institutions or regulatory authorities or the policy of each Finance Party and HSBC Group relating the prevention of fraud, money laundering, terrorist acts or other criminal acts or the financial services or other services provided to sanctioned individuals or entities. The measures may include but are not limited to the interception and investigation of account transactions (especially those related to international fund transfers), including the source of the fund in and out of the account or the intended recipient. Under certain circumstance, such measures may delay or hinder the processing of instructions, the settlement of account transactions or the performance of obligations by each Finance Party under the Finance Documents. If possible, each Finance Party will make it best effort to notify the relevant parties on the existing of such situation. Each Finance Party or any of its representatives shall not in whole or in part be liable for any loss (whether direct or indirect loss, including but not limited to the loss of profits of interests) arising from the measures taken by that Finance Party or any of its representatives according to this clause. HSBC Group in this clause refers to HSBC Holdings plc and its Subsidiaries and Affiliates.

24.20	Force Majeure

Notwithstanding the contrary provisions in this Agreement, the Facility Agent shall not be liable for any failure to perform or delay in performing its obligations arising from any event that is out of its reasonable control, including but not limited to existing or future laws and regulations, any present or future acts of governmental agency, acts of God, floods, wars (whether declared or undeclared), terrorist acts, riots, rebellions, insurrections, strikes, other labour acts, total interruptions of electricity or other supplies, airplane crashes, technical failure, accidental or mechanical electrical breakdown, computer breakdown or any breakdown of money transfer system.

24.21	Other provisions of the Facility Agent

(a)	Nothing in this Agreement shall require the Facility Agent to carry on an activity of the kind specified by any provision of Part 1 of Schedule 5 of the Securities and Futures Ordinance under Hong Kong law, or to make the Loan to the Borrower by the Facility Agent in its capacity as Agent.

(b)	The Facility Agent shall be entitled to dispose any amount paid to it by any person for the

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purposes of this Agreement in the same manner as the Customer made that payment to the Bank except that it shall not be liable to any person for any interest or other fees in respect of the amount.

(c)	The fees, commissions and expenses payable to the Facility Agent for services rendered and the performance of their obligations under this Agreement shall not be abated by any remuneration or other amounts or profits receivable by the Facility Agent in connection with any transaction effected by the Facility Agent (or by any of their Affiliates) with or for the Lender or the Obligor to this Agreement.

25.	Conduct of Business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim;

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax; or

(d)	oblige any Finance Party to do or omit to do anything in violation of (or would in its reasonable opinion result in a violation of) any applicable law and regulation.

26.	Sharing Among the Finance Parties

26.1	Payments to Finance Parties

If a Finance Party (hereinafter referred to as the "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 27 (Payment Mechanics) and applies that amount to a payment then due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 27 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "Sharing Payment ") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.5 (Partial payments).

26.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by an Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 27.5 (Partial payments).

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26.3	Recovering Finance Party’s rights

On a distribution by the Facility Agent under Clause 26.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

26.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received its share of a Sharing Payment pursuant to Clause 26.2 (Redistribution) shall, on the request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to its appropriate share of the Sharing Payment (together with an amount as is necessary to reimburse that recovering Finance Party's proportion of any interest which that Recovering Finance Party is required to pay in respect of that Sharing Payment); and

(b)	the Recovering Finance Party's rights of subrogation in respect of any repayment shall be cancelled and the Borrower shall account to the reimbursing Finance Party for the amount so reimbursed.

26.5	Exceptions

(a)	This Clause 26 shall not apply to the extent that, after making any payment pursuant to this Clause, the Recovering Finance Party would not have a valid and enforceable claim against the Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount recovered or recovered by that Recovering Finance Party as a result of taking legal or arbitration proceedings, if:

(i)	it notified other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

Chapter 10

Administration

27.	Payment Mechanics

27.1	Payment to the Facility Agent

(a)	On each date on which an Obligor or a Finance Party is required to make a payment under a Finance Document, that Obligor or Finance Party shall make same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date and at the time and in such funds specified by the Facility Agent as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

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(b)	Payment shall be made to the account specified by the Facility Agent.

27.2	Distributions by the Facility Agent

(a)	Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to an Obligor) and Clause 27.4 (Clawback Arrangements), be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive that payment in accordance with this Agreement (and, in the case of a Lender, its acting agent), to such account as that Party may notify to the Facility Agent by not less than five (5) Business Days' notice with a bank in the principal financial centre of the country of the relevant currency.

(b)	The Facility Agent shall distribute any moneys received by the Facility Agent in respect of all or any part of a Loan to the Lenders entitled thereto as at the date shown by the Facility Agent's records, and to the Lenders who are entitled thereto as at the date any transfer takes effect pursuant to Clause 22 (Changes to the Lenders), regardless of the period to which it relates.

27.3	Distributions to an Obligor

The Facility Agent shall (with the prior written consent of the Obligor or pursuant to Clause 28 (Set-Off)) apply any amount received for an Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

27.4	Clawback Arrangements

(a)	Where a sum is payable to the Facility Agent under the Finance Documents on behalf of another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any exchange contract) until it has been satisfied that it has actually received that sum.

(b)	Where the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to which that amount (or the proceeds of any Exchange Contract) was paid by the Facility Agent to it shall on demand refund the same to the Facility Agent together with interest on that amount calculated by the Facility Agent to reflect its funds costs from the date of payment until the date of receipt by the Facility Agent.

27.5	Partial payments

(a)	If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i)	first, in or towards payment of any unpaid fees, costs and expenses of the Facility Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any compound interest, default interest, interest, fees (other than as provided in paragraph (i) above) or commission incurred but not paid when due under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal amount due under this Agreement but not paid when due (except as provided in paragraph (ii) above); and

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(iv)	fourthly, in or towards payment pro rata of any other sum due but not paid under the Finance Documents.

(b)	Where there are multiple payments due at different times in the same sequence as specified in paragraphs (a) (ii) to (iv) above, they are set off in inverse order of payment for those payments which are due last. If so directed by the Majority Lenders, the Facility Agent shall vary the order set out in paragraphs (a) (ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any distribution made by an Obligor.

27.6	No set-off by the Obligor

All payments to be made by an Obligor under the Finance Documents shall be calculated and made without (and free and clear of any deduction for) any set-off or counterclaim.

27.7	Business Day

(a)	Unless otherwise expressly provided in this Agreement, if any payment is due on a day that is not a Business Day, such payment shall instead be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of the principal amount or Unpaid Sum under paragraph (a) above interest is payable on the principal amount or Unpaid Sum at the rate payable on the original due date.

27.8	Currency of Account

(a)	Subject to paragraphs (b) and (c) below, the currency of an account and any sum payable by an Obligor under any Finance Document shall be the same as that in the Facility is made, that is RMB.

(b)	Any costs, expenses or Taxes are payable in the currency in which such costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than RMB shall be payable in that other currency.

27.9	Change of Currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be converted into or paid in, the currency or currency unit of that country designated by the Facility Agent; and

(ii)	any translation from one currency or currency unit to another shall be made at the official rate of exchange recognised by the central bank for conversion of that currency or currency unit to the other, rounded up or down by the Facility Agent.

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent specifies to be necessary, be amended to conform to generally accepted

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customary and market practice in the interbank market of China or otherwise to reflect the changes in currency.

27.10	Payment Disruption Events

(a)	If the Facility Agent believes (in its sole discretion) that any Disruption Event has occurred or the Facility Agent is notified by an Obligor that a Disruption Event has occurred:

(i)	the Facility Agent may, and shall if so requested by that Obligor consult with that Obligor with a view to reaching agreement with that Obligor with the operation and administration of the Loans and the security or guarantee relating thereto with such adjustments as the Facility Agent considers necessary in the circumstances;

(ii)	the Facility Agent shall not be required to consult with that Obligor in respect of, or be obliged to agree to, an adjustment if, in its opinion, it is not practicable to make the adjustment in the circumstances; and

(iii)	if, in its opinion, it is not practicable to, make an adjustment in the circumstances, it may (but shall not be obliged to) consult with the Finance Parties regarding such adjustment.

(b)	Any agreement between the Facility Agent and an Obligor will be treated as an amendment to (or, as the case may be, waiver of) the Finance Documents and will be binding on the Parties (whether or not it is finally determined that it constitutes a Disruption Event) notwithstanding the provisions of Clause 33 (Amendments and Waivers).

(c)	Notwithstanding any other provision of this Agreement, the Facility Agent will not be liable for any damages, costs or losses whatsoever (whether in contract, tort or otherwise and whether or not resulting from the negligence or any other kind of liability of the Facility Agent but excluding any claim based on the gross negligence or fraud of the Facility Agent) as a result of any action taken, or omitted to be taken, by the Facility Agent pursuant to this Clause 27.10 (Payment Disruption Events).

(d)	The Facility Agent shall inform the Finance Parties of any change made pursuant to paragraph (b) above in the operation and administration of the Loans and the security or guarantee associated therewith.

28.	SET-OFF

A Finance Party may set off any matured obligation owed to it by that Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to an Obligor, regardless of the place of payment, booking branch or currency of that obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its normal course of business for the purpose of the set-off. A Finance Party shall promptly notify the Facility Agent of any set-off under this Clause 28, following which the Facility Agent shall notify the Obligor accordingly.

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29.	Notices

29.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

29.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	In the case of each Obligor, that identified address, fax number, department or officer with its name below (The Borrower hereby authorizes such contact person (or the contact person of the Borrower amended in accordance with this Clause 29.2) to call back and provide the Facility Agent on the behalf of the Borrower for any payment to be made by the Borrower in respect of the Finance Documents);

(b)	In the case of each Lender, that notified address, fax number, department or officer with its name below to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	In the case of the Facility Agent, the address, fax number, department or officer identified with its name below,

Or any substitute address, fax number or department or officer as a Party may, by not less than five (5) Business Days' notice, notify to the Facility Agent or, in the case of a change by the Facility Agent, the Facility Agent may notify to the other Parties (except for the change by the Facility Agent, the Facility Agent is not obliged to notify to the other Parties). .

29.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, on the date marked on the confirmation report sent by the sender’s fax machine (indicating that a complete and uninterrupted fax has been sent to the relevant fax number) (if there is a Business Day) or the preceding Business Day (if there is not); or

(ii)	if by way of letter, only when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address. Notwithstanding the foregoing regulation, in the case of any communication or document made or despatched by any Finance Party to the Obligor, if such communication or document is returned under the circumstances of: (A) the address and/or contact details of the Obligor are inaccurate and the Facility Agent is not promptly notified of any change in them; (B) the Obligor does not sign for such communications or documents for any reason after being delivered at such addresses, the date of service of such communication or document shall be deemed as the date such communication or document is returned and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), shall indicate to address to that department or officer.

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(b)	Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by the Facility Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent's signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Facility Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to the Guarantor.

(e)	If the Obligor further agrees to accept service by email, text message or WeChat, the judicial authority may send email, text or WeChat messages to the email address, mobile phone number, and WeChat number kept by the Obligor with the Finance Parties and such service shall be deemed to be effective.

29.4	Language

(a)	This Agreement is executed in Chinese and English. The Chinese version shall be the governing version, and in case of any discrepancy between the English version and the Chinese version, the Chinese version shall prevail.

(b)	All notices given or other documents to be provided under or in connection with any Finance Document shall be in Chinese as between the Finance Parties and between each Finance Party and an Obligor (if not in Chinese, and if so required by the Facility Agent, accompanied by a certified Chinese translation and, in this case, the Chinese translation will prevail unless the document is a constitutional, statutory or other official document).

29.5	Electronic communication

(a)	Notwithstanding the foregoing provisions, any communication to be made between the Facility Agent or any other Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means if the Facility Agent and the relevant party:

(i)	Agree to accept such means of communication, unless a contrary declaration is made;

(ii)	Notify each other in writing of their email address and/or any other information required to enable the transmission of information by that means;

(iii)	Notify each other of any change to their address or any other such information.

(b)	Any such electronic communication made between the Facility Agent and each Party will only be effective when actually received in readable form and in the case of any electronic communication made to the Facility Agent by a Party, will only be effective if expressly stated.

(c)	Any electronic communication or document which becomes effective, in accordance with Clause 29.5(b) above, after 5:00 p.m. in the place of receipt shall not be deemed effective until the following day.

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30.	Calculations and Certificates

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

31.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33.	AMENDMENTS AND WAIVERS

33.1	Required consents

(a)	Subject to Clause 19 (Financial Covenants) and Clause 33.2 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors that as a Party of such Finance Documents and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 33.

33.2	Other exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	The definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	An extension to the date of payment of any amount under the Finance Documents;

76	FACILITY AGREEMENT

(iii)	A reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	An increase in, or an extension of, any Commitment;

(v)	An extension of the Availability Period;

(vi)	Any change in the purpose of the Loans;

(vii)	A change to the Borrower;

(viii)	Any provision which expressly requires the consent of all the Lenders;

(ix)	Clause 2.3 (Finance Parties rights and obligations), Clause 22 (Changes to the Lenders),this Clause 33 (Amendments and Waivers); or

(x)	A change in currency of payment.

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Facility Agent or the Mandated Lead Arranger may not be effected without the consent of the Facility Agent or the Mandated Lead Arranger.

34.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document. This Agreement takes effect from the date of execution.

SECTION 11

GOVERNING LAW AND JURISDICTION

35.	GOVERNING LAW AND JURISDICTION

35.1	Governing Law

This Agreement is governed and construed by the laws of People's Republic of China.

35.2	Governing Court

(a)	The parties shall resolve any disputes with other parties under this agreement by negotiation based on the principle of good faith. In the event that no resolution can be reached to the satisfaction of the Parties, any Party shall submit the Dispute to the non-exclusive jurisdiction of the competent People's Court of the place where the Facility Agent is located.

(b)	This Clause is for the benefit of the Finance Parties only. As a result, this shall not prevent any Finance Party from taking proceedings relating to the Dispute in any other competent courts. To the extent allowed by law, a Finance Party may take concurrent proceedings in any number of jurisdictions.

This Agreement has been executed on the date first written above.

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78	FACILITY AGREEMENT

SCHEDULE 1

LIST A

THE ORIGINAL LENDER AND COMMITMENTS

THE ORIGINAL LENDER	Facility Commitment (RMB)
HSBC Bank (China) Company Limited, Shanghai Branch	RMB 573,000,000
Citibank (China) Co., Ltd., Shanghai Branch	RMB 190,000,000
JPMorgan Chase Bank (China) Company Limited, Shanghai Branch	RMB 158,000,000
Coöperatieve Rabobank U.A., Shanghai Branch	RMB 158,000,000
Total Commitment	RMB 1,079,000,000

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List B

Account Information of Financial Parties

Receiving Bank	Recipient	Receiving Account	Payment Information	Code and Response Code	Contact	Contact Email
As Original Lender
HSBC Bank (China) Company Limited, Shanghai Branch	HSBC Bank (China) Company Limited, Shanghai Branch	XXXX	/	/	Nina Peng	XXXX
Citibank (China) Co., Ltd., Shanghai Branch	Citibank (China) Co., Ltd., Shanghai Branch	XXXX	/	/	Vicky Li	XXXX
JPMorgan Chase Bank (China) Company Limited Shanghai Branch	JPMorgan Chase Bank (China) Company Limited Shanghai Branch	XXXX	XXXX	/	Gabe Ye; Lynn Li XXXX	XXXX
Coöperatieve Rabobank U.A., Shanghai Branch	Coöperatieve Rabobank U. A. Shanghai Branch	XXXX	XXXX	/	Shanghai Operations/ Maarten Beelen/ Calvin Jin/Kim Jin	XXXX
As Facility Agent
HSBC Bank(China) Company Limited, Shanghai Branch	HSBC Bank(China) Company Limited, Shanghai Branch	XXXX	/	/	Liu Yige/Wu Chenjie	XXXX

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SCHEDULE 2

CONDITIONS PRECEDENT

(a)	Duly certified true copies of the following documents of the Borrower:

(i)	the current business licence;

(ii)	articles of association and all amendments (if any);

(iii)	certified copy of the Borrower's loan card or credit code (if applicable) issued by PBOC;

(iv)	a list of current shareholders and directors (which shall be consistent with the information registered with the SAMR); and

(v)	each director’s ID copies.

(b)	A copy of the following documents of the Guarantor:

(i)	the Certificate of Incorporation, as amended;

(ii)	the Bylaws, as amended;

(iii)	resolutions of the Board of Directors authorizing the delivery, performance and execution of the Guarantee;

(iv)	a certificate of good standing issued by the Secretary of State of the State of Delaware; and

(v)	a certificate of a duly authorized officer of the Guarantor in form and substance reasonably satisfactory to Facility Agent.

(c)	Board resolutions properly made by the internal authority of the Borrower, formally and substantially satisfactory to the Facility Agent (acting on the instruction of the Majority Lenders), approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving to enter into the Finance Documents to which it is a party.

(d)	A specimen signature/seal and a copy of the identity card/passport respectively of each director who has signed the resolution referred to in paragraph (c) above and each person who will execute the Finance Documents.

(e)	A certificate of one director or authorised signatory of each Obligor,

(i)	confirming that the borrowing or security by that Obligor under the Finance Documents would not cause any borrowing or security or similar limit to be exceeded.

(ii)	certifying that each of the documents relating to that Obligor set out in this Schedule 2 is correct, complete and valid as at a date no earlier than the date of this Agreement.

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(f)	Legal Opinion:

(i)	A legal opinion of JunHe LLP, Shanghai Office as to PRC law in form and substance reasonably satisfactory to the Finance Parties.

(ii)	A legal opinion of JunHe LLP, New York Office in relation to the Guarantee in form and substance reasonably satisfactory to the Finance Parties.

(g)	Other documents and evidence:

(i)	Duly signed Facility Agreement and the other Finance Documents.

(ii)	Original Financial Statements.

(iii)	Filing/approval documents issued by the National Development and Reform Commission or other governmental department with the same governmental functions obtained by the Borrower in relation to the development and construction of the Project (or other documents satisfactory to the Facility Agent (acting on the instruction of the Majority Lenders)).

(iv)	The approval documents issued by the competent environmental protection authority for environmental impact assessment of the Project (or other documents satisfactory to the Facility Agent (acting on the instruction of the Majority Lenders)).

(v)	Documents evidencing that the capital injected into the Project has met the applicable minimum capital requirements for fixed asset project investments and such capital has been injected by Lamb Weston (Hong Kong) Limited.

(vi)	The land contracts relating to the Project and invoices (or other documents satisfactory to the Facility Agent) evidencing that the Borrower has paid off the fees and taxes due and payable for obtaining the land use right pursuant to the aforesaid land contracts.

(vii)	The original of the property certificate of the Project Land.

(viii)	The construction land planning permit, construction project planning permit and interim construction commencement permit (the formal permit shall be provided within the timeline as recorded in the interim permit) issued by the relevant authorities in respect of the Project (or other equivalent documents satisfactory to the Facility Agent (acting on the instruction of the Majority Lenders)).

(ix)	Reports on the construction plan, cost budget and progress of the Project, which shall be certified by the architect or supervisor for the Project in form and substance satisfactory to the Facility Agent and evidence that project progress matches the invested amount.

(x)	Documents evidencing that the Loan disbursement Account and the Repayment Reserve Account have been opened.

(xi)	The Borrower and the Guarantor have duly executed the authorisation regarding its credit report enquiries at the request of each Lender.

(xii)	Evidence that fees, costs and expenses due and payable under Clause 11 (Fees) have been paid or will be paid by the Borrower on or before the first Utilisation Date.

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(xiii)	Documents as are reasonably requested by a Lender ten (10) days prior and required by each Lender in order to complete any "know your customer" checking procedure or similar process in accordance with applicable laws and regulations.

(xiv)	A confirmation letter provided by the Borrower evidencing that no security under any WBND transaction has been enforced before and there is no other existing WBND transaction (except for WBND transaction under this Agreement).

(xv)	Any other relevant documents as may be reasonably requested by the Facility Agent (acting on the instructions of the Majority Lenders).

83	FACILITY AGREEMENT

SCHEDULE 3

Form of Utilisation Request

To: HSBC Bank (China) Company Limited, Shanghai Branch (as Facility Agent)

Dated:

Dear Sirs and Madams:

Ulanqab Lamb Weston Food Co., Ltd.,——RMB Tem Loan Facility Agreement dated [     ] 2022 (the "Facility Agreement")

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Facility to be utilised: [Facility]／[Facility](Please delete if not applicable)

Proposed Utilisation Date:

Due Date:

Amount:

Interest Rate for the first Interest Period:

Loan Purpose:

Payment Account: Specific Loan Account (Method of Loan: Entrusted Payment)

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Facility Agreement is satisfied on the date of this Utilisation Request.

4.	No Default has occurred or continue, and the requirement Loan in this Utilisation Request will not constitute any Default Event.

5.	This Utilisation Request is irrevocable

authorised signatory

for Ulanqab Lamb Weston Food Co., Ltd.,

84	FACILITY AGREEMENT

SCHEDULE 4

Form of Transfer Certificate

To: HSBC Bank (China) Company Limited, Shanghai Branch as Facility Agent

From:	[the Existing Lender] (the Existing Lender) and [the New Lender] (the New Lender)

Dated:

Ulanqab Lamb Weston Food Co., Ltd.,——RMB Tem Loan Facility Agreement dated [     ] 2022 (the "Facility Agreement")

1.	We refer to the Facility Agreement. This is a Transfer Certificate. Terms used in the Facility Agreement shall have the same meaning in this Transfer Certificate.

2.	We refer to Clause 22.5 (Procedure for transfer)

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 22.5 (Procedure for transfer) of the Facility Agreement, all or part of the Existing Lender’s rights and obligations as described in the Schedule.

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention particulars for notices of the New Lender for the purposes of Clause 29.2 (Addresses) of the Facility Agreement are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraphs (a) and (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders) of the Facility Agreement and comfirms that it has received duplicates of Finance Documents (other than the Fee Letter) and other information it request in relation to the Transfer.

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by the laws of the People’s Republic of China (for the purpose of this clause, excluding Hong Kong, the Macau Special Administrative Region and Taiwan).

85	FACILITY AGREEMENT

THE SCHEDULE

Commitment/Rights and Obligations to be transferred

Transfer Details:

Nature: [insert description of the transfer Loan]

Final Due Date:

Transferrd Commitment Amount/ Participation Amount

Participation Amount in the total Facility balance	[ ]

Available Commitment Amount	[ ]

Deposit account of the New Lender	[ ]

Address:	[ ]

Phone number:	[ ]

Fax:	[ ]

Recipient/Reference Number	[ ]

Email	[ ]

[the Existing Lender]	[the New Lender]

By:	By:

This Novation Certificate is executed by the Facility Agent and the Novation Date is confirmed as [  ].

HSBC Bank (China) Company Limited, Shanghai Branch as Facility Agent

By:

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SCHEDULE 5

FORM OF COMPLIANCE CERTIFICATE

To: HSBC Bank (China)Company Limited, Shanghai Branch as Facility Agent

From: Ulanqab Lamb Weston Food Co., Ltd.,

Dated:

Dear Sirs and Madams

Ulanqab Lamb Weston Food Co., Ltd.,——RMB Tem Loan Facility Agreement dated [     ] 2022 (the "Facility Agreement")

1.	We refer to the Facility Agreement. This is a Compliance Certificate. Terms used in the Facility Agreement shall have the same meaning in this Compliance Certificate.

2.	We confirm that: [Insert details of covenants as set out in Section 19 (Financial Covenant) of the Facility Agreement to be certified including calculations]

3.	[We confirm that no Default is continuing.]*

Signed:

Director/Authorized Signatory of Ulanqab Lamb Weston Food Co., Ltd.,

87	FACILITY AGREEMENT

SCHEDULE 6

FORM OF ACCESSION LETTER

To: HSBC Bank (China) Company Limited, Shanghai Branch as Facility Agent

From: [the New Lender] (the "New Lender")

Dated:

Ulanqab Lamb Weston Food Co., Ltd.,——RMB Tem Loan Facility Agreement dated [     ] 2022 (the "Facility Agreement")

1.	This Accession Letter refers to the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Accession Letter.

2.	The New Lender agrees to be bound by the terms of the Facility Agreement as a Lender on the date this accession letter is accepted and dated by Facility Agent. The commitment amount provided by the new lender is [ ].

3.	The New Lender’s administrative details are [ ].

4.	The New Lender expressly acknowledges the limitations on the obligations of existing lenders as set out in paragraphs (a) and (c) of Section 22.4 (Limitations of responsibilities of Existing Lenders).

5.	This Accession Letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Accession Letter.

6.	This Accession Letter is governed and explained by the laws of People’s Republic of China (excluding Hong Kong, the Macau Special Administrative Region and Taiwan).

[the New Lender]

Signed:

Accepted by

[Facility Agent]

By:

Accepted by

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The Borrower

Ulanqab Lamb Weston Food Co., Ltd.,

89	FACILITY AGREEMENT

EXECUTION PAGE

Ulanqab Lamb Weston Food Co., Ltd.,

(as Borrower)

By:	/s/ Nicole Zhang
Nicole Zhang

Address: XXXX

Attention: Susan Sun, Finance Manager-Project / Susie Cui, Senior Accountant

Telephone: XXXX

Email: XXXX

FACILITY AGREEMENT

HSBC Bank (China) Company Limited

(as Mandated Lead Arranger)

By:	/s/ Ding Zuocheng

Address: XXXX

Postal Code: XXXX

Attention: Ding Zuocheng

Tel.: XXXX

Fax:/

Email: XXXX

FACILITY AGREEMENT

Citibank (China) Co., Ltd., Shanghai Branch

(as Mandated Lead Arranger)

By:	/s/ Vicky Li

Address: XXXX

Postal Code: XXXX

Attention: Vicky Li

Tel.: XXXX

Fax:/

Email: XXXX

FACILITY AGREEMENT

Coöperatieve Rabobank U.A., Shanghai Branch

(as Mandated Lead Arranger)

By:	/s/ Maarten Beelen

Address: XXXX

Postal Code: XXXX

Attention: Maarten Beelen/ Calvin Jin/Kim Jin

Tel.: XXXX

Fax: XXXX

Email: XXXX

FACILITY AGREEMENT

HSBC Bank (China) Company Limited

(as Coordinator)

By:	/s/ Ding Zuocheng

Address: XXXX

Postal Code: XXXX

Attention: Ding Zuocheng

Tel.: XXXX

Fax:/

E-mail: XXXX

FACILITY AGREEMENT

HSBC Bank (China) Company Limited, Shanghai Branch

(as Facility Agent)

By:	/s/ Liu Yige

Address: XXXX

Postal Code: XXXX

Attention: Liu Yige/Wu Chenjie

Telephone: XXXX

Fax:/

E-mail: XXXX

FACILITY AGREEMENT

HSBC Bank (China) Company Limited, Shanghai Branch

(as Original Lender)

By:	/s/ Aimee Zhang

Address: XXXX

Postal Code: XXXX

Attention: Aimee Zhang/Nina Peng

Tel.: XXXX

Fax: /

Email: XXXX

FACILITY AGREEMENT

Citibank (China) Co., Ltd., Shanghai Branch

(as Original Lender)

By:	/s/ Vicky Li

Address: XXXX

Postal Code: XXXX

Attention: Vicky Li

Tel.: XXXX

Fax:/

Email: XXXX

FACILITY AGREEMENT

JPMorgan Chase Bank (China) Company Limited, Shanghai Branch

(as Original Lender)

By:	/s/ Maggie Qiu

Address: XXXX

Postal Code: XXXX

Attention: Maggie Qiu

Tel.: XXXX

Fax: XXXX

Email: XXXX

FACILITY AGREEMENT

Coöperatieve Rabobank U.A., Shanghai Branch

(as Original Lender)

By:	/s/ Maarten Beelen

Address: XXXX

Postal Code: XXXX

Attention: Maarten Beelen/ Calvin Jin/Kim Jin

Tel.: XXXX

Fax: XXXX

Email: XXXX

FACILITY AGREEMENT